                            STOCK PURCHASE AGREEMENT


                                  By and Among


                                 NovaCare, Inc.,

                               NC Resources, Inc.,

                                       and


                               Chance Murphy, Inc.













                               As of June 1, 1999

                                TABLE OF CONTENTS
                                -----------------

                                                                                                               Page
                                                                                                               ----
I.      PURCHASE AND SALE OF THE SHARES..........................................................................2

        1.01      Purchase and Sale of the Shares................................................................2
        1.02      Purchase Price, Payment and Adjustments........................................................2
        1.03      Delivery of the Shares.........................................................................4
        1.04      Intercompany Account Obligations...............................................................5
        1.05      Guaranties.....................................................................................5
        1.06      Prohibited Liabilities.........................................................................5

II.     REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE SELLER..............................................6

        2.01      Organization and Qualification; Subsidiaries; Managed Companies................................6
        2.02      Conflicts......................................................................................7
        2.03      Capitalization.................................................................................7
        2.04      Financial Statements; No Undisclosed Liabilities...............................................7
        2.05      Taxes..........................................................................................9
        2.06      Real Property Owned or Leased.................................................................10
        2.07      Title to Assets...............................................................................10
        2.08      Contractual and Other Obligations.............................................................11
        2.09      Compensation and Employment Agreements........................................................12
        2.10      Employee Benefit Plans........................................................................12
        2.11      Labor Relations...............................................................................13
        2.12      Insurance.....................................................................................13
        2.13      Litigation....................................................................................13
        2.14      Permits; Compliance with Applicable Law.......................................................14
        2.15      Bank Accounts.................................................................................15
        2.16      Trademarks, Patents and Copyrights............................................................15
        2.17      Transactions with Certain Persons.............................................................15
        2.18      Authority.....................................................................................15
        2.19      Ownership of Shares...........................................................................16
        2.20      Consents......................................................................................16
        2.21      Foreign Person................................................................................16
        2.22      Medicare, Medicaid and Third-Party Payors.....................................................16
        2.23      Year 2000.....................................................................................16
        2.24      Business; Discontinued Operations.............................................................17
        2.25      Questionable Payments.........................................................................17
        2.26      Medicare Cost Reports.........................................................................17
        2.27      Questionnaire.................................................................................17
        2.28      No Untrue Statement...........................................................................17

III.    REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.........................................................17

        3.01      Organization..................................................................................17
        3.02      Authority.....................................................................................17
        3.03      Conflicts.....................................................................................18
        3.04      Litigation; Disputes..........................................................................18
        3.05      Consents; Hart-Scott-Rodino Compliance........................................................18
        3.06      Investment Purpose............................................................................18

IV.     THE CLOSING.............................................................................................19

        4.01      Time and Place of the Closing.................................................................19

V.      CONDITIONS TO THE SELLER'S OBLIGATION TO CLOSE..........................................................19

        5.01      Certificates..................................................................................19
        5.02      Opinion of the Purchaser's Counsel............................................................19
        5.03      Releases......................................................................................20
        5.04      Agreements....................................................................................20

VI.     CONDITIONS TO THE PURCHASER'S OBLIGATION TO CLOSE.......................................................20

        6.01      Certificates..................................................................................20
        6.02      Opinion of the Parent's Counsel...............................................................21
        6.03      Resignations..................................................................................21
        6.04      Transition Services Agreement.................................................................21
        6.05      Consulting Agreement..........................................................................21
        6.06      Employee Transition Agreement.................................................................21
        6.07      Stockholders'Agreement........................................................................21
        6.08      Undertaking...................................................................................21

VII.    OTHER AGREEMENTS OF THE PARTIES.........................................................................21

        7.01      Announcements.................................................................................21
        7.02      Access to Information.........................................................................22
        7.03      Tax Matters...................................................................................22
        7.04      Insurance Matters.............................................................................26
        7.05      Agreement by the Purchaser Regarding No Other Representations or
                  Warranties by the Parent or the Seller........................................................26
        7.06      Tradename Usage...............................................................................27
        7.07      Release of Liens..............................................................................28
        7.08      Further Assurances............................................................................28
        7.09      Best Efforts..................................................................................28
        7.10      Restrictive Covenants.........................................................................28
        7.11      Prudent Buyer Litigation......................................................................29
        7.12      NovaNet Hardware..............................................................................30
        7.13      Bank Documents................................................................................30

VIII    INDEMNIFICATION.........................................................................................30

        8.01      Indemnification by the Parent and the Seller..................................................30
        8.02      Indemnification by the Purchaser..............................................................30
        8.03      Procedure for Indemnification.................................................................31
        8.04      Other Limits on Indemnification...............................................................34
        8.05      Losses Net....................................................................................34
        8.06      Sole and Exclusive Remedy.....................................................................35
        8.07      Other Matters Relating to Indemnification.....................................................35

IX.     BROKERS AND FINDERS.....................................................................................35

        9.01      The Parent's and the Seller's Obligations.....................................................35
        9.02      The Purchaser's Obligations...................................................................36

X.      MISCELLANEOUS...........................................................................................36

        10.01     Notices.......................................................................................36
        10.02     Entire Agreement..............................................................................37
        10.03     Assignment....................................................................................37
        10.04     Further Action................................................................................37
        10.05     Binding Effect................................................................................37
        10.06     Expenses......................................................................................38
        10.07     Arbitration...................................................................................38
        10.08     Schedules and Exhibits........................................................................38
        10.09     Invalidity, Etc...............................................................................38
        10.10     Headings......................................................................................38
        10.11     Governing Law.................................................................................38
        10.12     Counterparts..................................................................................38
        10.13     Construction..................................................................................38
        10.14     Rights of Persons Not Parties.................................................................39
        10.15     Joint and Several.............................................................................39

XI.     DEFINITIONS.............................................................................................39

        11.01     Certain Definitions...........................................................................39


SCHEDULES

         Schedule 2.01              Subsidiaries, Capital Stock
         Schedule 2.02              Group Member Conflicts
         Schedule 2.03              Capitalization
         Schedule 2.04(a)           Financial Statements
         Schedule 2.04(b)           Liabilities
         Schedule 2.04(d)           Certain Changes
         Schedule 2.05(a)           Taxes
         Schedule 2.06              Real Property

         Schedule 2.07              Title; Liens
         Schedule 2.08              Contracts
         Schedule 2.09              Compensation
         Schedule 2.10              Benefit Plans
         Schedule 2.12              Insurance
         Schedule 2.13              Litigation
         Schedule 2.14              Permits; Environmental
         Schedule 2.15              Bank Accounts
         Schedule 2.16              Intellectual Property
         Schedule 2.17              Transactions with Certain Persons
         Schedule 2.20              Consents
         Schedule 2.22              Medicaid and Medicare Filings
         Schedule 2.23              Y2K Compliance
         Schedule 2.24(a)           Description of the Business
         Schedule 2.24(b)           Description of the Discontinued Operations
         Schedule 7.11              Prudent Buyer Litigation


EXHIBITS

         Exhibit 1.02(a)            Stockholders' Agreement
         Exhibit 1.06               Undertaking
         Exhibit 2.27               Healthcare Questionnaire
         Exhibit 5.04               Collateral Assignment of Rights
         Exhibit 6.04               Transition Services Agreement
         Exhibit 6.05               Consulting Agreement with Timothy E. Foster

                            STOCK PURCHASE AGREEMENT


                  THIS STOCK PURCHASE AGREEMENT (this "Agreement"), made as of the 1st day of June, 1999 (the "Effective Date"), by and among NovaCare, Inc., a Delaware corporation (the "Parent"), NC Resources, Inc., a Delaware corporation (the "Seller"), and Chance Murphy, Inc., a Delaware corporation (the "Purchaser"). Capitalized terms used herein and not defined in the specific
Section in which they are used, shall have the meanings assigned to such terms in Section XI hereof.


                              W I T N E S S E T H:
                              --------------------

                  WHEREAS, the Seller is the holder of all of the issued and outstanding shares of common stock, $.01 par value per share (the "Common Stock"), of NovaCare, Inc., a Pennsylvania corporation (the "Company");

                  WHEREAS, the Company, directly and through its Subsidiaries and Managed Companies, is engaged in the business of providing rehabilitation therapy and health consulting services on a contract basis (including, without limitation, pursuant to the Contracts disclosed on Schedule 2.08 as relating to direct-bill services in Arizona), to health care institutions, primarily long-term care facilities and acute care hospitals (the "Business", which shall not include the Discontinued Operations (as hereinafter defined));

                  WHEREAS, the Company has terminated, and is in the process of terminating, certain of its contract therapy operations (the "Discontinued Operations");

                  WHEREAS, the Parent is the holder of all of the outstanding capital stock of the Seller;

                  WHEREAS, the Purchaser desires to acquire from the Seller, and the Seller desires to sell to the Purchaser, for the consideration hereinafter provided, all of the outstanding shares of the Common Stock (collectively, the "Shares");

                  WHEREAS, the Company will continue all of its operations that are not the Discontinued Operations;

                  WHEREAS, contemporaneously herewith, CMS Therapies, Inc., a North Carolina corporation that is in the process of changing its name to SuccessCare, Inc. (the "Manager") and an indirectly wholly owned subsidiary of Integrated Health Services, Inc., a Delaware corporation ("Integrated"), is entering into a long-term management agreement (the "Management Agreement") with the Purchaser pursuant to which the Manager will manage the operations of the Purchaser, including the Business;

                  WHEREAS, Integrated is guarantying the Manager's obligations under the Management Agreement and the Purchaser is collaterally assigning (the "Collateral Assignment") its rights under the Management Agreement to the Parent;

                  WHEREAS, pursuant to the Management Agreement, among other things, the Manager is to employ all employees necessary to operate the Business on behalf of the Company and the other Group Members;

                  WHEREAS, the parties desire that Integrated and/or the Manager employ the current employees of the Business for the foregoing purposes, and for other purposes; and

                  WHEREAS, the parties hereto, Integrated, the Manager and NovaCare Employee Services, Inc., a Delaware corporation ("NCES"), are concurrently herewith entering into an Employee Transition Agreement covering the transition of the Subject Employees (as hereinafter defined) to the Manager (the "Employee Transition Agreement").

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

                                   SECTION I.

                         PURCHASE AND SALE OF THE SHARES
                         -------------------------------

                  1.01 Purchase and Sale of the Shares. Subject to the terms and conditions of this Agreement and on the basis of the representations, warranties, covenants and agreements herein contained, at the Closing, the Seller agrees to sell, assign and convey the Shares to the Purchaser, and the Purchaser agrees to purchase, acquire and accept the Shares from the Seller.

                  1.02 Purchase Price, Payment and Adjustments.

                  (a) Purchase Price and Payment. The Purchaser agrees to issue one (1%) percent of its shares of Purchaser's capital stock ("Purchaser Stock") to the Seller (the "Purchase Price") at the Closing. The Seller shall concurrently with such issuance enter into a Stockholders' Agreement with the Purchaser and its other stockholders in the form and substance of Exhibit 1.02(a) hereto (the "Stockholders' Agreement").

                  (b) Net Working Capital Adjustment. (i) The Parent shall pay Thirty Million Dollars ($30,000,000) (the "Guaranteed Amount") to the Purchaser on the following basis:

                            Due Date of
                            Installment                   Amount of Installment
                            -----------                   ---------------------

                           June 17, 1999                       $ 1,200,000
                            July 1, 1999                         5,000,000
                           July 30, 1999                         9,000,000
                          August 31, 1999                       11,800,000
                         September 30, 1999                      2,000,000
                          October 29, 1999                       1,000,000
                                                               -----------
                                                               $30,000,000
                                                               ===========

                           (ii) In exchange for the payment of the Guaranteed
                  Amount and the agreement of the Parent to make certain payments as set forth in clause (iii) below, the Purchaser agrees that the Seller shall be entitled to all net collections on the Business's accounts receivable and provision for uncollectible accounts as of the Closing Date (the "Accounts Receivable"). All (A) Accounts Receivable and
                  (B) accounts receivable of the Discontinued Operations which come into the possession of the Company shall be turned over to the Seller on a weekly basis in the form received, with any checks, notes and other instruments for the payment of money duly endorsed, without recourse, in accordance with the terms of the Transition Services Agreement. Upon payment in full of the Guaranteed Amount, the Seller shall have the right and option at any time, upon written notice to the Purchaser, to require the Group Members to assign any remaining items of the Accounts Receivable to the Seller without recourse. The Purchaser shall not intentionally take any action which would materially impede the Seller's collection efforts with respect to the Accounts Receivable. All cash receipts relating to the operations of the Company subsequent to the Closing Date shall be and remain the property of the Company and shall not be subject to this Agreement. To the extent cash receipts relating to services provided by the Company after the Closing Date are received by the Seller, the Seller will turn the same over to the Purchaser on a weekly basis in the form received, with any checks, notes and other instruments for the payment of money duly endorsed, without recourse.

                           (iii) The Parent shall be responsible and liable for
                  the payment of all the Business's current liabilities as of the Closing Date (the "Current Liabilities") (comprised of short-term indebtedness (i.e., the current portion of capital leases), accounts payable and accrued expenses to third parties (excluding all inter-company obligations)), provided that the term "Current Liabilities" shall exclude paid time off (other than flex time off) accrued through the Closing Date (the "Employment Liabilities"), in each case calculated in accordance with GAAP applied on a basis consistent with the Company's pre-Closing practices and, in the case of the Employment Liabilities, in accordance with the benefit plans of the Business, and shall process such Current Liabilities in accordance with the terms of the Transition Services Agreement. In addition, the Parent shall be responsible and liable for the payment of (A) all accounts payable relating to any period which includes both the pre-Closing and the post-Closing operations of the Business and (B) the payroll of the Business with respect to the post-Closing operations of the Company through June 6, 1999 (the amounts actually paid pursuant to clauses (A) (insofar as they relate to the post-Closing operations of the Business) and (B) being hereinafter collectively referred to as the "Post-Closing Payments"), all of which shall be processed in accordance with the terms of the Transition Services Agreement.

                           (iv) On each of July 1, 1999 and July 31, 1999, the
                  Parent shall pay to the Purchaser an amount equal to one-half of the Employment Liabilities accrued through the Closing, less, in the case of the payment due on July 31, 1999, the amount of the Post-Closing Payments. In the event that the amount of the Post-Closing Payments exceeds the amount otherwise payable on July 31, 1999 with respect to such Employment Liabilities, the amount of such excess shall be applied to reduce the then remaining installments of the Guaranteed Amount in chronological order. The Purchaser's acceptance of the payment of any amounts with respect to the Employment Liabilities shall not be deemed to be a waiver of its rights to dispute the determination of the Employment Liabilities (which dispute shall be resolved by arbitration in accordance with Section 10.07 hereof).

                           (v) In the event that at any time the Parent shall
                  have received net collections on the Accounts Receivable aggregating more than the sum of (A) the Current Liabilities as of the Closing Date, (B) the Employment Liabilities accrued through the Closing Date and (C) the amount of all payments of the Guaranteed Amount theretofore made, the Parent shall pay any subsequent net collections on the Accounts Receivable to the Purchaser, on a weekly basis, as a pre-payment of the remaining installments of the Guaranteed Amount, which shall be applied in chronological order, until the Guaranteed Amount is paid in full. In no event shall the Purchaser receive the Guaranteed Amount at a less favorable rate then that set forth in clause (i) above.

                           (vi) NCES will not transfer the payroll of employees
                  (the "Terminated Employees") whom the Purchaser terminates prior to June 7, 1999 as notified to NCES by the Purchaser. As the Purchaser receives severance agreements from the Terminated Employees, it shall so notify NCES and will request NCES to make severance payments to such Terminated Employees on behalf of the Purchaser in accordance with such severance agreements. NCES shall make up to $2,000,000 of such severance payments, with the amount of such severance payments reducing the installments of the Guaranteed Amount required pursuant to clause (i) above in chronological order. NCES shall have no obligation to make such severance payments in excess of $2,000,000 unless it shall have first received payment of the amount thereof from the Purchaser.

                  1.03 Delivery of the Shares. At the Closing, the Seller shall deliver the Shares to the Purchaser by delivering certificates duly endorsed in blank representing the Shares, each certificate to be accompanied by any requisite stock transfer tax stamps.

                  1.04 Intercompany Account Obligations. As of the Closing, all then outstanding intercompany obligations, agreements and contracts between any Group Member and the Parent, the Seller or any of their Affiliates (other than any Group Member) shall be cancelled or otherwise eliminated, at no cost or expense to the Purchaser or any Group Member, and in all cases none of the Parent, the Seller, any of their Affiliates or any Group Member shall have any further liability or obligation in respect of any such intercompany obligation, agreement or contract; provided that nothing in this Section 1.04 shall affect any of the covenants, agreements, obligations or liabilities of the Parent, the Seller, any Group Member or the Purchaser as set forth in this Agreement or the agreements contemplated hereby or the Consent dated as of May 27, 1999 (the "Consent") by and among the Parent and certain of its Subsidiaries, the Banks (as defined in the Consent) and the Agent (as defined in the Consent) or the agreements contemplated thereby.


                  1.05 Guaranties. In the event that the Seller, the Parent or any of their Affiliates (other than any Group Member) has guaranteed (the entity obligated under any such guaranty being hereinafter referred to as the "Guarantor") any contractual obligations that are not Prohibited Liabilities (the "Guaranteed Obligations") of any Group Member outstanding as of the Closing Date, the Purchaser shall use its commercially reasonable efforts to obtain the release of each Guarantor from the Guaranteed Obligations and shall indemnify and hold harmless each Guarantor from and against any Guaranteed Obligations.

                  1.06 Prohibited Liabilities. At the Closing, the Parent and the Seller, jointly and severally, shall undertake pursuant to an agreement in the form and substance of Exhibit 1.06 hereto (the "Undertaking") to perform on behalf of the Group Members all "Prohibited Liabilities" when and as the same become due in accordance with their terms. For purposes hereof, Prohibited Liabilities shall mean any claim, lawsuit, liability, obligation or debt of any kind or nature whatsoever (regardless of whether the same would constitute a liability to be set forth on a balance sheet in accordance with GAAP), whether absolute, accrued, due, direct or indirect, contingent or liquidated, matured or unmatured, joint or several, whether or not for a sum certain, whether for the payment of money or for the performance or observance of any obligation or condition against any of the Group Members, Managed Companies or the Business as of the Closing (whether or not known), other than: (a) such liabilities as shall constitute Employment Liabilities, (b) obligations arising out of services or products or other benefits to be provided to the Group Members after Closing under Contracts or other contracts of any Group Member that are disclosed to the extent required by this Agreement, and (c) liabilities to be assumed by Integrated and/or the Manager pursuant to the Employee Transition Agreement (the liabilities described in Sections (a), (b) and (c) are hereinafter defined as "Permitted Liabilities"). It is expressly agreed that the Seller and the Parent shall be responsible for all Prohibited Liabilities, including, without limitation, (i) liabilities arising out of participation in the Medicare or Medicaid programs, or arrangements with any other third party payor, or arrangements with any person or entity that participates in the Medicare or Medicaid programs or any other third party payor program, including without limitation, with respect to any excess reimbursement, recapture, adjustment or overpayment whatsoever, in each case, attributable to any period prior to the Closing Date ("Reimbursement Liabilities"), (ii) malpractice claims asserted by patients or any other tort claims asserted, claims for breach of contract, or any claims of any kind asserted by patients, former patients, employees or any other party that are based on acts or omissions occurring before the Closing Date, (iii) any accounts payable or employment or other Taxes (except to the extent of the amount thereof, if any, included in the Employment Liabilities), (iv) any liabilities of any Discontinued Subsidiary (as hereafter defined) or relating to the Discontinued Operations, including, without limitation, any liabilities arising out of the termination or operation of any of the Discontinued Operations, (v) any obligations to indemnify long-term care facilities, hospitals or any one else with respect to any of the foregoing, (vi) any Liens, (vii) any long-term liabilities, (viii) any Current Liabilities and (ix) any obligations or liabilities arising out of the NovaNet computer hardware, including any licenses relating thereto. No liabilities covered by insurance (or self-insured), no liabilities for insurance premiums, and no federal, state, local or foreign income Tax liabilities of any Group Member or Managed Company shall be included in the Current Liabilities, and all of such income Tax liabilities shall be deemed to be Prohibited Liabilities.


                                   SECTION II.

          REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE SELLER
          -----------------------------------------------------------

                  In connection with the purchase and sale of the Shares hereunder, the Parent and the Seller, jointly and severally, hereby represent and warrant to the Purchaser, as of the Closing Date, that:

                  2.01 Organization and Qualification; Subsidiaries; Managed Companies. The Company and each of its subsidiaries is listed on Schedule 2.01 hereto (each a "Subsidiary" and collectively, the "Subsidiaries") and each corporation, partnership, professional corporation, limited liability company, limited liability partnership or other entity that is managed by any Group Member (each, a "Managed Company"), and each Group Member and each Managed Company is validly existing and in good standing under the laws of the jurisdiction of its organization, and has all requisite corporate or partnership or other applicable power, authority and legal right to own, operate and lease its assets and properties and to conduct the businesses in which it is now engaged. Notwithstanding that the capital stock of NovaCare Rehab Agency of Alabama, Inc. ("NovaCare Alabama")has been transferred to NovaCare Holdings, Inc., for all purposes of this Agreement, NovaCare Alabama shall be deemed to be a Subsidiary. Each Group Member and each Managed Company is duly qualified to transact business as a foreign corporation or partnership or limited liability company (as applicable) in all jurisdictions wherein it is required to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect. The Company does not have any subsidiaries other than the Subsidiaries. Other than the Subsidiaries and other than as set forth on
Schedule 2.01 hereto, the Company does not own any capital stock or other proprietary interest, directly or indirectly, in any corporation, association, trust, partnership, joint venture, limited liability company or other entity nor is the Company bound by any agreement to acquire any such capital stock or other proprietary interest. Copies of the certificate of incorporation and by-laws, or other organizational documents, of the Company and each Subsidiary and each Managed Company have been made available to the Purchaser on or prior to the Closing Date, which copies are complete and correct and include all amendments, modifications or supplements thereto.

                  2.02 Conflicts. Neither the execution and delivery of this Agreement or any of the agreements, certificates, instruments or other documents to be executed and delivered by the Parent or the Seller as contemplated by this Agreement (the "Parent/Seller Transaction Documents") by the Parent and the Seller, nor the consummation of the transactions contemplated hereby or thereby to be consummated by the Parent or the Seller, (a) violates any provision of the certificate of incorporation or by-laws or other organizational documents of the Parent, the Seller or any Group Member or Managed Company or (b) constitutes a violation of any Applicable Law. Except as set forth on Schedule 2.02 hereto, neither the execution and delivery of this Agreement or any Parent/Seller Transaction Document by the Parent and the Seller nor the consummation of the transactions contemplated hereby or thereby to be consummated by the Parent or the Seller violates, conflicts with, results in any breach of any of the terms of, or results in the termination of, or the creation of any material Lien pursuant to the terms of, any Contract or any material contract or other obligation to which the Parent or the Seller or Group Member or Managed Company is subject except where such violation, conflict, breach, termination or Lien would not have a Material Adverse Effect.

                  2.03 Capitalization. The authorized, issued and outstanding capital stock or other equity interests of the Company and each Subsidiary and each Managed Company is as set forth on Schedule 2.03 hereto. All of the outstanding shares of the Common Stock and all of the outstanding shares of capital stock or other equity interest of each corporate Subsidiary and each Managed Company have been duly and validly authorized and issued and are fully paid and non-assessable and Schedule 2.03 sets forth the owner of record of each share of capital stock or other equity interest in each Group Member and in each Managed Company. All shares of capital stock or other equity interests listed on
Schedule 2.03 as owned by any Group Member are owned by such Group Member free and clear of all Liens. Except as set forth on Schedule 2.03 hereto, as of the Closing Date, there are no outstanding subscriptions, warrants, options, calls, commitments, convertible or exchangeable securities, or other rights (whether contractual, pursuant to Applicable Law or otherwise) or agreements to purchase or acquire shares of capital stock or other equity interests of any Group Member or Managed Company to which any Group Member, the Parent, the Seller or any Managed Company is a party or by which any of them is bound. Except as set forth on Schedule 2.03 hereto, as of the Closing Date, there are no agreements concerning the issuance, voting, transfer, acquisition or disposition of shares of capital stock or other equity interests of any Group Member to which any Group Member, the Parent or the Seller is a party.

                  2.04 Financial Statements; No Undisclosed Liabilities. (a) The unaudited pro forma consolidated balance sheet of the Business as at March 31, 1999 and the related unaudited pro forma consolidated statement of income of the Business for the three months then ended; and the unaudited pro forma consolidated balance sheet of the Business as at April 30, 1999 and the related unaudited pro forma consolidated statement of income of the Business for the one month period then ended (collectively, the "Financial Statements") are attached hereto as Schedule 2.04(a). The Financial Statements have been prepared in accordance with GAAP, consistently applied, in all material respects, except that the Financial Statements do not contain footnotes. The balance sheets constituting a part of the Financial Statements fairly present in all material respects the consolidated financial condition of the Business as at the date of such balance sheets and the other related statements included in the Financial Statements fairly present in all material respects the consolidated results of operations and cash flows of the Business for the periods then ended. The income statements included in the Financial Statements do not contain any items of special or nonrecurring income or expense or any other income not earned or expense not incurred in the ordinary course of business except as expressly specified therein, and such financial statements include all adjustments, which consist only of normal recurring accruals, necessary for such fair presentation. All of the Financial Statements have been prepared as if the Discontinued Operations are not currently, and at no time in the past were, a part of the Business, and as if any portion of the Business previously owned by the Seller or the Parent or any of their Affiliates (other than Group Members) is currently owned by (and at all relevant periods in the past had been owned by) a Group Member.

                  (b) Except as set forth in Schedule 2.04(b) hereto, no Group Member has any material liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, except for:

                  (i) liabilities and obligations set forth or adequately reserved against in the Financial Statements;

                  (ii) operating trade payables and income Taxes incurred in the ordinary course of Business, consistent with past practice, subsequent to the date of the Financial Statements; and

                  (iii) liabilities and obligations described or otherwise disclosed on the Schedules to this Agreement.

                  (c) Except for indebtedness for borrowed money to be cancelled or otherwise eliminated as set forth in Section 1.04 hereof and except for indebtedness for borrowed money among Group Members, no Group Member has any indebtedness for borrowed money.

                  (d) Except as set forth on Schedule 2.04(d), since March 31, 1999, the Business has not: (i) sold, assigned, transferred or disposed of any material portion of its assets, except in the ordinary course of business consistent with past practice; (ii) entered into any contract, agreement, understanding or commitment of a type required to be disclosed in accordance with Section 2.08 below, or made or suffered any termination of any contract, agreement, understanding or commitment of such type, or made or suffered any modification or amendment of any contract, agreement, understanding or commitment of such type, except for terminations, modifications and amendments made in the ordinary course of business consistent with past practice or which would not have a Material Adverse Effect, provided that all terminations of Provider Contracts (as hereinafter defined) subsequent to March 31, 1999 shall, in any case, be set forth in Schedule 2.04(d), and none of the Group Members has received notice or has knowledge that any such contract, agreement, understanding or commitment has been terminated or will be terminated or modified or amended (as aforesaid); (iii) except in the ordinary course of business, consistent with past practice, or otherwise to comply with any applicable minimum wage law, increased the salaries or other compensation of any of its employees, or made any increase in, or any additions to, other benefits to which any of such employees may be entitled, which increases or additions would have a Material Adverse Effect; (iv) failed to collect a material amount of accounts receivable in the ordinary course of business consistent with past practice; (v) suffered any material adverse change; (vi) entered into any material transaction other than in the ordinary course of business consistent with past practice; or (vii) agreed or otherwise become committed to do anything described in any of clauses (i) through and including (vi) above.

                  2.05 Taxes. Except as set forth in Schedule 2.05(a) hereto:

                           (a) Each Group Member and each corporation,
partnership, limited liability company or other entity that was directly or indirectly a subsidiary of the Company and that has been transferred, sold or assigned or that has been dissolved, liquidated or otherwise disposed of during the 180 day period ending on the date hereof so as to no longer be a subsidiary of the Company ("Discontinued Subsidiary") has filed or caused to be filed on a timely basis all returns, reports or other declarations relating to Taxes required to be filed by it (the "Tax Returns"), except for any such Tax Returns the failure to file which would not have, in the aggregate, a Material Adverse Effect, and each of the Group Members and each Discontinued Subsidiary has timely paid or caused to be paid all Federal, state, local and foreign taxes (including, but not limited to, income, franchise, property (real, tangible and intangible), sales, use, unemployment, withholding, gross receipts, business license, transfer, abandoned property, capital, net worth, gains, excise, social security and workers' compensation taxes and estimated income and franchise tax payments, and penalties, interest and fines with respect to any thereof) (collectively, "Taxes") set forth on such Tax Returns as due and payable by it with respect to the periods covered by such Tax Returns. All information contained in such Tax Returns is true and correct in all material respects, except where the failure to be so would not have, individually or in the aggregate, a Material Adverse Effect, and each Tax Return has been properly and timely completed in accordance with all Applicable Law, except to the extent that, individually or in the aggregate, the same would not have a Material Adverse Effect. Since their respective dates of acquisition, the taxable income of each of the Group Members and each Discontinued Subsidiary has been included in the consolidated Federal income Tax Returns of the Parent to the extent required to be included under the Code and in the consolidated, combined or unitary state income Tax Returns of the Parent to the extent required to be included under applicable state income Tax rules.

                           (b) With respect to any Taxes of any Group Member not
yet due and payable, adequate reserves and accruals in all material respects for such Taxes have been made in the Financial Statements with respect to any periods through the respective dates thereof or, with respect to any periods thereafter, in the books and records of the applicable Group Member.

                           (c) Neither the Seller, nor the Parent, nor any Group
Member nor any Discontinued Subsidiary has received written notice from any taxing authority of any material deficiency, claim or other dispute relating to the payment or assessment of any Taxes for any period which remains unsettled at the date hereof, and to the Knowledge of the Parent no such deficiency exists materially in excess of reserves and accruals set forth in the Financial Statements.

                           (d) Neither the Seller, nor the Parent, nor any Group
Member nor any Discontinued Subsidiary has executed any waiver of any statute of limitations on the assessment or collection of Taxes with respect to any Group Member or any Discontinued Subsidiary or executed any agreement now in effect extending the period of time to assess or collect any Taxes with respect to any Group Member or any Discontinued Subsidiary.

                           (e) There are no Liens for Taxes (other than
Permitted Liens) upon or, to the Knowledge of the Parent, threatened against any assets of the Group, other than Liens which would not have a Material Adverse Effect.

                           (f) None of the Seller, the Parent, any Group Member
or any Discontinued Subsidiary is a party to any pending or, to the Knowledge of the Parent, threatened audit, action, proceeding or assessment by any taxing authority, foreign or domestic, relating to any Group Member or any Discontinued Subsidiary.

                           (g) Except for the Tax Sharing Agreement which shall
be cancelled as of the Closing Date without any effect whatsoever on any Group Member for any taxable year, no Group Member is a party to any tax sharing agreement.

                           (h) No election under Section 341(f) of the Code has
been or will be made to treat any Group Member as a "consenting corporation" as defined in such Section 341(f).

                           (i) No Group Member is or has been a United States
real property holding corporation within the meaning of Section 897(c)(2) of the Code.

                  2.06 Real Property Owned or Leased. A list of all real property owned or leased by each Group Member is set forth in Schedule 2.06 hereto. Except as set forth in Schedule 2.06 hereto, all such leased real property is held subject to written leases under which the applicable Group Member has not received a written notice of any existing defaults or events of default or events which with notice or lapse of time or both would constitute defaults on the part of the applicable Group Member, nor has the applicable Group Member done any act or omitted to do any required act which would result in a default, except for any such default which would not have a Material Adverse Effect. Furthermore, except as set forth in Schedule 2.06 hereto, no lease agreement relating to real property to which a Group Member is a party contains a provision requiring approval by or consent of the lessor to a change in control or ownership of the lessee or an increase in rental, fee payable or other modification of the terms of such agreement as a result thereof, which provision would be applicable to the transactions contemplated by this Agreement, any of which would have a Material Adverse Effect.

                  2.07 Title to Assets Except as set forth in Schedule 2.07 hereto, each Group Member has good and valid title to all of the properties and assets purported to be owned by it, free and clear of all Liens except for Permitted Liens. Each Group Member leases, owns or has the right to use all properties and assets used in the operation of its business as currently conducted, in each case, free and clear of all Liens except for Permitted Liens. Except as set forth on Schedule 2.07, the assets of the Company and its Subsidiaries are sufficient and adequate and in satisfactory condition, quality and quantity in all material respects to carry on the Business as presently conducted (consistent with past practice).

                  2.08 Contractual and Other Obligations. Set forth in Schedule
2.08 hereto is a list as of the date hereof of all (a) contracts, agreements, leases and guarantees to which any Group Member is a party or by which any Group Member or any of their respective assets is bound of the following types: (i) contract, agreement or arrangement for the acquisition or disposition of any assets, property or rights outside the ordinary course of business or requiring the consent of any party to the transfer and assignment of any such assets, property or rights (by purchase or sale of assets, purchase or sale of stock, merger or otherwise), that is in whole or in part executory; (ii) contract, agreement or commitment restricting any Group Member from, or in favor of any Group Member and restricting any other person or entity from, conducting business anywhere in the world for any period of time or restricting the use or disclosure of any confidential or proprietary information or prohibiting the solicitation of business or of employees, agents or others; (iii) partnership, joint venture or management contract or similar arrangement, or agreement which involves a right to share profits or future payments with respect to the Business or any portion thereof or the business of any other person or entity;
(iv) contract, agreement or arrangement with any nursing facility or hospital or other facility or agency or managed care organization with respect to the provision of services to patients or residents ("Provider Contracts"); (v) exclusive licensing, distributor, dealer, franchise, sales or manufacturer's representative, agency or other similar contract, arrangement or commitment;
(vi) contract, agreement or arrangement granting a leasehold or other interest in real property, including without limitation, subleases, licenses and sublicenses; (vii) agreement, consent order, plea bargain, settlement or stipulation or similar arrangement with any Governmental Authority or any third party; (viii) for the employment or retention of, or collective bargaining, severance or termination of or with, any director, officer, employee, consultant, sales representative, or agent or group of employees, and any other profit sharing, thrift, bonus, incentive, deferred compensation, stock option, stock purchase, severance pay, pension, retirement, hospitalization, insurance or similar plan, agreement or arrangement not constituting a Benefit Plan applicable to any employee, consultant or agent of any Group Member; or (ix) with respect to which the unperformed obligation of the applicable Group Member is in excess of $75,000 in the aggregate (excluding contracts and agreements referred to in Section 2.09 or 2.10 hereof) or, when aggregated with all other undisclosed contracts, agreements, leases and guarantees, represent aggregate unperformed obligations in excess of $200,000 and (b) uncompleted orders for the purchase by any Group Member of materials, supplies, equipment and services for the requirements of its business, and all work-in-progress and open customer orders, in any case with respect to which the unperformed obligation of the applicable Group Member is in excess of $75,000 in the aggregate; all of the foregoing required to be listed on Schedule 2.08 hereto being hereinafter collectively referred to as the "Contracts". No Group Member nor, to the Knowledge of the Parent, any other party to a Contract is in default in the performance of any Contract nor done any act or failed to do any required act which would result in a default, no written notice of such a default has been received by any Group Member, the Seller or the Parent and none of the Seller, the Parent or any Group Member has received written notice of an event the occurrence of which with the giving of notice or the lapse of time would constitute a default under any covenant or condition under any Contract, except in each case for any default which would not have a Material Adverse Effect. Except as set forth on Schedule 2.08 or Schedule 2.20 hereto, no consents are required (except for any such consents as shall have been obtained prior to the Closing Date), and no event of default which would have a Material Adverse Effect will occur, under any Contract as a result of the sale and transfer of the Shares from the Seller to the Purchaser or the transfer by the Parent or the Seller or any of their Affiliates of any assets or Contracts to any Group Member, and the change in control of the Company and the Group Members as a result of the sale and transfer of the Shares from the Seller to the Purchaser will not give any person or entity the right to renegotiate, change or void any terms of, or accelerate any amounts under, any Contract, any of which would have a Material Adverse Effect. The Seller has made available to the Purchaser true, complete and correct copies of each written Contract and a written description of each oral Contract. Each Contract was entered into and requires performance in the ordinary course of business and is in full force and effect.

                  2.09 Compensation and Employment Agreements. Schedule 2.09 contains a true, complete and correct list of the name, position, current rate of compensation and any paid time off, severance and any other compensation arrangements or fringe benefits, of each current employee, sales representative, consultant and agent of the Business that is to be offered employment by Integrated or the Manager pursuant to the Employee Transition Agreement ("Subject Employees") (together with a description of any specific arrangements or rights concerning such persons that are not reflected in any agreement or document referred to in Schedule 2.08). Except as set forth in Schedule 2.09, there are no employees of the Parent or any of its subsidiaries who have been engaged in the Business but are not Subject Employees, whose failure to be Subject Employees would have a Material Adverse Effect. The balance sheets included in the Financial Statements contain an adequate reserve for paid time off, severance and all other employee-related accruals. Each employee, agent and consultant has all licenses necessary to carry on his or her obligations as an employee of the Business and to the Knowledge of the Parent, each such licensee is in compliance with all of the terms of all such licenses held by him or her, except where the failure to have any such license or the existence of any such non-compliance would not have a Material Adverse Effect. There is no contract, agreement, plan or arrangement covering any employee or former employee of the Company that individually or collectively could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.

                  2.10 Employee Benefit Plans.

                  Except as set forth in Schedule 2.10 hereto:

                  (a) No Group Member maintains or sponsors, nor is it required to make contributions to, any pension, profit-sharing, bonus, incentive, welfare or other employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (such plans and related trusts, insurance and annuity contracts, funding media and related agreements and arrangements, other than any "multiemployer plan" (within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA), being hereinafter referred to as the "Benefit Plans" and such multiemployer plans being hereinafter referred to as the "Multiemployer Plans");

                  (b) Each Benefit Plan complies in all respects with all requirements of ERISA and the Code except where the failure to so comply would not have a Material Adverse Effect;

                  (c) Each Benefit Plan that is intended to be qualified under
Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service as to such qualification within the period of time prescribed by law;

                  (d) No Group Member maintains, sponsors or contributes to (nor is required to contribute to) any Multiemployer Plan;

                  (e) No Benefit Plan is a "defined benefit plan" (within the meaning of Section 3(35) of ERISA);

                  (f) None of the Parent, the Seller or any Group Member has engaged in, and the Parent has no knowledge of any fiduciary or other "disqualified person or party in interest" of any Benefit Plan of any Group Member that has engaged in, any "prohibited transaction" (within the meaning of Section 406 of ERISA or Section 4975(c) of the Code); and

                  (g) Each Benefit Plan that is intended to be qualified under
Section 501(a) of the Code as an organization described in Code Section 501(c)(9) has received a favorable determination letter from the Internal Revenue Service as to the tax-exempt status of the organization, within the period of time prescribed by law.

                  2.11 Labor Relations. The Business and the Group Members are not subject to any labor strikes, stoppages or lockouts and none of them is a party to any contract or agreement with any labor organization or other representative of its employees. To the Knowledge of the Parent, there are no pending or threatened activities the purpose of which is to achieve representation of all or some of the Subject Employees by any union or other labor organizing group.

                  2.12 Insurance. Set forth on Schedule 2.12 hereto is a list as of the date hereof of the fire, property, casualty, liability, professional liability, directors and officers liability and other types of insurance policies maintained by any of the Group Members (including but not limited to any state sponsored plan or program for worker's compensation), the coverages of such policies, the annual premium amounts, any unpaid premium amounts, the dates of renewal and expiration, and the dates, if any, of any gaps or lapses in such insurance coverage and of any claims made thereunder or increases in premiums therefor during the past two years. Schedule 2.12 also sets forth all insurance policies covering any Group Member that will not continue to remain in effect after the Closing Date.

                  2.13 Litigation. Except as described in Schedule 2.13 hereto, there is no litigation, arbitration or other legal proceeding (collectively, "Actions") pending or, to the Knowledge of the Parent, threatened against or by any Group Member or any involving material portion of the assets or properties of the Group. Such list sets forth which Actions are covered by insurance policies maintained by or for the benefit of the Group Members (including insurance policies which are subject to applicable deductibles, liability retentions or other reimbursement obligations).

                  2.14 Permits; Compliance with Applicable Law.

                       (a) General. Except as set forth in Schedule 2.14 hereto, each Group Member and the Business and the Discontinued Operations are, and during the two year period ending on the date hereof, have been, in compliance with all Applicable Law relating to the Business, such Group Member and its employees, respective assets and properties, except where the failure to be in compliance would not have a Material Adverse Effect.

                       (b) Permits. The permits, licenses, approvals, franchises and authorizations (collectively, but excluding Environmental Permits, the "Permits") issued to the

Group Members are all the Permits required for the ownership, operation and use by the Group Members of their properties and assets and for the conduct of the Business, except for such Permits which the failure to have would not have a Material Adverse Effect. All the Permits are in full force and effect, except where the failure to be in effect would not have a Material Adverse Effect.

                       (c) Environmental. Except as set forth in Schedule 2.14 hereto:

                       (i) Each Group Member is in compliance with the
               provisions of all Federal, state and local environmental laws, codes and ordinances and all rules and regulations promulgated thereunder (the "Environmental Laws"), including with respect to the real property leased by Group Members listed on Schedule 2.06 hereto and the improvements thereon (all such leased real property and improvements thereon hereinafter referred to collectively as the "Premises"), except where the failure to be in compliance would not have a Material Adverse Effect.

                       (ii) Each Group Member has obtained all required Federal,
               state and local permits, licenses, certificates and approvals (the "Environmental Permits") relating to (A) air emissions, (B) discharges to surface water or ground water, (C) noise emissions,
               (D) solid or liquid waste disposal, and (E) the use, generation, storage, transportation or disposal of toxic or hazardous substances or wastes (intended hereby and hereafter to include any and all such materials listed in any Environmental Law, as hazardous or potentially hazardous (including, without limitation, (1) any chemical, compound, material or substance that is defined, listed in, or otherwise classified pursuant to, any of the Environmental Laws as a "hazardous substance", "hazardous material", "hazardous waste", "toxic substance" or "toxic pollutant" and (2) petroleum, natural gas, natural gas liquids, liquefied natural gas, and synthetic gas) (collectively, "Hazardous Substances")), except where the failure to have obtained or maintained any such Environmental Permit would not have a Material Adverse Effect.

                       (iii) To the Knowledge of the Parent, no violation of any
               Environmental Law exists, and no Group Member has received any written notice of violations of any Environmental Law which have not been cured, relating to the use, ownership or occupancy of any of the Premises, except for any violations which would not have a Material Adverse Effect.

                       (iv) No Group Member has engaged in the generation,
               storage, treatment, recycling, transportation or disposal of any Hazardous Substance, except in compliance with applicable Environmental Laws, except where the failure to be in compliance would not have a Material Adverse Effect.

                       (v) None of the Premises, nor, to the Knowledge of the
               Parent, any real property to which any Group Member has, directly or indirectly, transported or arranged for the transportation of any Hazardous Substances, is listed on the National Priorities List promulgated pursuant to the Comprehensive

               Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), on CERCLIS (as defined in CERCLA) or on any similar Federal, state or foreign list of sites requiring investigation or clean-up.

                  2.15 Bank Accounts. Schedule 2.15 hereto sets forth a list of all bank and securities accounts and lockboxes maintained by any Group Member. Such accounts and lockboxes are all the accounts and lockboxes used in connection with the operations of the Business.

                  2.16 Trademarks, Patents and Copyrights. Schedule 2.16 hereto sets forth a list as of the date hereof of all registrations of patents and pending applications therefor, all registrations of trademarks, tradenames and service marks and all pending applications therefor, all registrations of copyrights and all pending applications therefor (collectively, "Intellectual Property"), all to the extent that the foregoing items are used in the business of the Group Members and are owned in whole or in part by any Group Member. To the Knowledge of the Parent, all of the patents, trademarks, tradenames, service marks, copyrights and licenses or other agreements listed in Schedule 2.16 hereto are valid and in full force and effect, except as otherwise noted on
Schedule 2.16 hereto. No Group Member is infringing upon, or otherwise violating, the rights of any third party with respect to any Intellectual Property or other proprietary rights and to the Knowledge of the Parent, no third party is infringing on the rights of any Group Member.

                  2.17 Transactions with Certain Persons. Except with respect to insurance arrangements set forth on Schedule 2.12 hereto or referred to in
Section 7.06 hereof and the Tax Sharing Agreement, and except as set forth on
Schedule 2.17 hereto, no executive officer, director or Affiliate of the Parent, the Seller or any Group Member is presently (or has been during the two-year period ending on the date hereof) a party to any agreement, arrangement, understanding or commitment with any Group Member regarding the payment of money or the transfer of property or performance of services by any Group Member to such person or by such person to any Group Member or otherwise material to the operations of the Business, other than employment agreements all of which shall survive Closing without change, except as otherwise provided on Schedule 2.09.

                  2.18 Authority. Each of the Parent and the Seller has the corporate power and authority to execute and deliver this Agreement and each Parent/Seller Transaction Document and to perform its covenants and agreements hereunder and thereunder. The execution and delivery of this Agreement and each Parent/Seller Transaction Document by each of the Parent and the Seller, the performance by each of the Parent and the Seller of its covenants and agreements hereunder and thereunder and the consummation by each of the Parent and the Seller of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action. This Agreement and each Parent/Seller Transaction Document constitutes a valid and legally binding obligation of the Parent and the Seller, enforceable against the Parent and the Seller in accordance with its terms.

                  2.19 Ownership of Shares. The Seller owns all of the issued and outstanding shares of Common Stock and has the unrestricted right and power to sell and transfer such shares of Common Stock to the Purchaser. Upon transfer of such Shares to the Purchaser in accordance with the terms hereof, the Purchaser will acquire good and valid title to such Shares, free and clear of any Lien, except those Liens created by the Purchaser or its Affiliates. The Seller does not own any shares of capital stock of the Company other than the shares of Common Stock and does not have any option or other right to acquire from any person or obligation or commitment to sell or otherwise transfer to any person any shares of capital stock of the Company owned by the Seller. Upon the Closing, the Company, or one of its direct or indirect wholly owned Subsidiaries, will own all of the issued and outstanding shares of capital stock or other equity interests of each Subsidiary (except as set forth on Schedule 2.03), free and clear of any Lien.

                  2.20 Consents. Except as set forth on Schedule 2.20 hereto, no consents, approvals or authorizations of, or filings with, any Governmental Authority or any other person or entity are required in connection with the execution and delivery of this Agreement and each Parent/Seller Transaction Document by the Parent and the Seller and the consummation of the transactions contemplated hereby and thereby to be consummated by the Parent or the Seller, except where the failure to obtain such consents, approvals, or authorizations, or make such filings, would not have a Material Adverse Effect.

                  2.21 Foreign Person. Neither the Parent nor the Seller is a foreign person within the meaning of Section 1445(f)(3) of the Code.

                  2.22 Medicare, Medicaid and Third-Party Payors. Each Group Member and the Business is in compliance, and has not caused any nursing facility, hospital or other long-term care provider or other customer (each, a "Customer") to be not in compliance, with all laws, rules and regulations of Medicaid and Medicare and all applicable policies and procedures of third-party payors with which any Group Member or the Business or any Customer has conducted business and/or issued an invoice for services or products, and, except as set forth on Schedule 2.22, has filed all returns, cost reports and other filings in the manner prescribed, except where the failure to do so would not have, individually or in the aggregate, a Material Adverse Effect. The Group Members and the Business have not provided any materially inaccurate billing information to any Customers. All returns, cost reports and other filings made by each Group Member or by the Business to Medicare, Medicaid, any other governmental health or welfare related entity or any third-party payor are true and complete, except where the failure to be so would not have, individually or in the aggregate, a Material Adverse Effect. No deficiency in any such returns, cost reports and other filings, including deficiencies for late filings, has been asserted or, to the best Knowledge of the Parent, threatened by any Federal or state agency or instrumentality or other provider reimbursement entities relating to Medicare, Medicaid or any third-party payor claims, and, to the best Knowledge of the Parent, there is no basis for any claims or requests for reimbursement from any such agency, instrumentality or entity except for any deficiencies which would not have, individually or in the aggregate, a Material Adverse Effect. No Group Member has been subject to any investigation of any type or any audit relating to fraudulent Medicare, Medicaid or any third-party payor procedures or practices, except for audits which would not have, individually or in the aggregate, a Material Adverse Effect.

                  2.23 Year 2000. All items, products, software, components and systems used in the operation of the business of the Company, which incorporate the processing of dates or date-related data (including, but not limited to, representing, calculating, comparing and sequencing), including, but not limited to, computer systems, infrastructure items, software applications, hardware and related equipment and utilities, developed, in whole or part, by the Company and its Subsidiaries are currently Y2K-compliant, except as set forth in Schedule 2.23 and except for such non-compliance as would not have a Material Adverse Effect.

                  2.24 Business; Discontinued Operations.

                       (a) The only material aspects of the Business consist of
               providing the types of services described on Schedule 2.24(a) hereto to the types of customers described on Schedule 2.24(a) hereto in the States set forth on Schedule 2.24(a) hereto.

                       (b) The only material aspects of the Discontinued
               Operations during the 180 day period ending on the date hereof consist of (or consisted of) providing the types of services described on Schedule 2.24(b) hereto to the types of customers described on Schedule 2.24(b) hereto in the States set forth on
               Schedule 2.24(b) hereto.

                  2.25 Questionable Payments. The Business, the Group Members, and the Discontinued Operations have not, and to the knowledge of the Parent, no stockholder, director, officer, agent, controlling person or employee of any of them has, made or received any illegal or unlawful payment, bribe, kickback, political contribution or other similar questionable payment for any referrals or otherwise in connection with the ownership or operation of the Business or the Discontinued Operations, including, without limitation, any of the same that would constitute a violation of the Foreign Corrupt Practices Act of 1977, as amended.

                  2.26 Medicare Cost Reports. The Medicare cost reports relating to the Business previously furnished by the Seller to the Purchaser are true, correct and complete in all material respects.

                  2.27 Questionnaire. The marked-up healthcare law questionnaire attached hereto as Exhibit 2.27 is true and correct in all material respects.

                  2.28 No Untrue Statement. None of the representations and warranties of the Parent or the Seller made in or pursuant to this Agreement contains any untrue statement of material fact or omits to state a material fact necessary, in light of the circumstances under which it was made, in order to make any representation not misleading in any material respect.


                                  SECTION III.

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
                 -----------------------------------------------

                  In connection with the purchase and sale of the Shares hereunder, the Purchaser hereby represents and warrants to the Parent and the Seller, as of the Closing Date, that:

                  3.01 Organization. The Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

                  3.02 Authority. The Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and to perform its covenants and agreements hereunder.

The execution and delivery of this Agreement or any of the agreements, certificates, instruments or other documents to be executed and delivered by the Purchaser as contemplated by this Agreement (the "Purchaser Transaction Documents") by the Purchaser, the performance by the Purchaser of its covenants and agreements hereunder and thereunder and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action. This Agreement and each Purchaser Transaction Document constitutes a valid and legally binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms.

                  3.03 Conflicts. Neither the execution and delivery of this Agreement or any Purchaser Transaction Document by the Purchaser, nor the consummation of the transactions contemplated hereby or thereby to be consummated by the Purchaser, (a) violates any provision of the certificate of incorporation or by-laws of the Purchaser or (b) constitutes a violation of any Applicable Law. Neither the execution and delivery of this Agreement or any Purchaser Transaction Document by the Purchaser nor the consummation of the transactions contemplated hereby or thereby to be consummated by the Purchaser violates, conflicts with, results in any breach of any of the terms of or results in the termination of or the creation of any material Lien pursuant to the terms of any material contract, commitment, agreement, or lease of any kind to which the Purchaser is a party or by which the Purchaser or any of its assets are bound.

                  3.04 Litigation; Disputes. There are no Actions pending or, to the Knowledge of the Purchaser, threatened, against or affecting the Purchaser which challenge the validity of this Agreement or any Purchaser Transaction Document, or which if adversely determined, would materially adversely affect its ability to consummate the transactions contemplated by this Agreement or any Purchaser Transaction Document, or to perform its covenants and agreements under this Agreement or any Purchaser Transaction Document.

                  3.05 Consents; Hart-Scott-Rodino Compliance. No consents, approvals or authorizations of, or filings with, any Governmental Authority or any other person or entity are required in connection with the execution and delivery of this Agreement by the Purchaser and the consummation of the transactions contemplated hereby to be consummated by it. In furtherance of the foregoing representation and warranty, the Purchaser represents and warrants that the facts set forth in the letter dated April 29, 1999 from Eric D. Scher, Esq. to B. Michael Verne, Federal Trade Investigator, with respect to the assets and operations of the Purchaser and the relationships between the Purchaser and Integrated (including the management agreement to be entered into between the Purchaser and Integrated referenced in such letter) are true and correct in all material respects and the Purchaser and Integrated did not structure the purchase of the Shares, and the management and ownership arrangements between them for the purpose of avoiding their filing requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

                  3.06 Investment Purpose. The Purchaser is purchasing the Shares pursuant to this Agreement for investment for its own account and not with a view to the distribution of all or any part thereof as such term is used in Section 2(11) of the Securities Act of 1933, as amended (the "Securities Act"). The Purchaser is a sophisticated investor and capable of evaluating the merits and the risks of acquiring the Shares. The Purchaser acknowledges that: the Shares are "restricted securities" (as defined under the rules and regulations promulgated under the Securities Act); that the Shares have not been issued or sold pursuant to any registration or similar filing, listing, prospectus or document, or pursuant to any delivery requirements under the laws of any Governmental Authority or the rules, regulations or guidelines of any stock exchange or quotation system; and that it and its Affiliates and representatives has each had access to information which it considers necessary or advisable to enable it to make a decision concerning the purchase of the Shares provided, however, such access shall in no way affect or diminish the representations, warranties and covenants of the Parent and the Seller in this Agreement.


                                   SECTION IV.

                                   THE CLOSING
                                   -----------

                  4.01 Time and Place of the Closing. The closing of the purchase and sale of the Shares as set forth herein (herein referred to as the "Closing") shall be held at the offices of Haythe & Curley, 237 Park Avenue, New York, New York 10017 at 6:00 p.m., local time, on May 27, 1999, however, the transfer of the Shares and the other transactions contemplated in this Agreement shall be deemed to have taken place at the opening of business on June 1, 1999 (the "Closing Date"), and, for all purposes, the Closing shall be effective as of the opening of business on June 1, 1999.


                                   SECTION V.

                 CONDITIONS TO THE SELLER'S OBLIGATION TO CLOSE
                 ----------------------------------------------

                  The obligation of the Seller to enter into this Agreement has been conditioned upon satisfaction of each of the following conditions:

                  5.01 Certificates. The Seller shall have received:

                       (a) Certificates of incumbency executed by the Secretary of the Purchaser in form and substance reasonably acceptable to the Seller;

                       (b) Certificate of the Secretary of the Purchaser certifying as to a true and correct copy of the duly adopted resolutions of the board of directors of the Purchaser, in form and substance reasonably acceptable to the Seller, with respect to the consummation of the transactions contemplated by this Agreement and that such resolutions continue in full force and effect, without amendment, as of the Closing Date; and

                       (c) Such other certificates, instruments and other documents, in form and substance reasonably satisfactory to the Seller and counsel for the Seller, as the Seller shall have reasonably requested in connection with the transactions contemplated hereby.

                  5.02 Opinion of the Purchaser's Counsel. The Seller shall have received an opinion of Blass & Driggs, counsel for Integrated and the Purchaser, dated the date of the Closing and covering the matters set forth in Sections 3.01, 3.02, 3.03 and 3.04 hereof.

                  5.03 Releases. The Seller shall have received general releases executed by the Group Members, the Purchaser, Integrated and the Manager, in form and substance satisfactory to the Seller, of all officers and directors of each Group Member who do not remain in the employ of any Group Member, Integrated or the Manager immediately subsequent to the Closing, with respect to acts or omissions occurring on or prior to the Closing Date.

                  5.04 Agreements. The Purchaser shall have executed and delivered, or caused to be executed and delivered, to the Seller copies of the following documents: (i) the Transition Services Agreement (the "Transition Services Agreement") referred to in Section 6.04 hereof, (ii) the Consulting Agreement (the "Consulting Agreement") with Timothy E. Foster referred to in
Section 6.05 hereof, and (iii) the Management Agreement. The Purchaser, Integrated and the Manager shall have executed and delivered the Employee Transition Agreement, and the Purchaser shall have granted a collateral assignment of certain rights under the Management Agreement to the Seller, as more specifically set forth in the Collateral Assignment of Rights attached hereto as Exhibit 5.04.


                                   SECTION VI.

                CONDITIONS TO THE PURCHASER'S OBLIGATION TO CLOSE
                -------------------------------------------------

                  The obligation of the Purchaser to enter into this Agreement has been conditioned upon satisfaction of each of the following conditions:

                  6.01 Certificates. The Purchaser shall have received:

                       (a) A true and correct copy of the certificate of incorporation of the Company and each Subsidiary, certified as true and correct by the Secretary of State or other appropriate governmental official of its jurisdiction of organization, and a copy of the applicable by-laws as certified as true and correct by its Secretary;

                       (b) Certificate of incumbency executed by the Secretary and the President of the Seller in form and substance reasonably acceptable to the Purchaser;

                       (c) Certificate of incumbency executed by the Secretary and the President or Chief Executive Officer of the Parent in form and substance reasonably acceptable to the Purchaser;

                       (d) Certificate of the Secretary of the Seller certifying as to a true and correct copy of the duly adopted resolutions of the board of directors and the duly adopted resolutions of the sole stockholder of the Seller and a certificate of the Secretary of the Parent certifying as to a true and correct copy of the duly adopted resolutions of the board of directors of the Parent, each in form and substance reasonably acceptable to the Purchaser, with respect to the consummation of the transactions contemplated by this Agreement and the Parent/Seller Transaction Documents and that such resolutions continue in full force and effect, without amendment, as of the Closing Date; and

                       (e) Such other certificates, instruments and other documents, in form and substance reasonably satisfactory to the Purchaser and counsel for the Purchaser, as the Purchaser shall have reasonably requested in connection with the transactions contemplated hereby.

                  6.02 Opinion of the Parent's Counsel. The Purchaser shall have received an opinion of Haythe & Curley, special counsel for the Parent and the Seller, reasonably satisfactory to Purchaser's counsel and dated the date of the Closing and covering the matters set forth in the first two sentences of Section 2.01, Section 2.02, the first two sentences of Section 2.03, Section 2.13,
Section 2.18 and the second sentence of Section 2.19 hereof.

                  6.03 Resignations. At the request of the Purchaser, all officers and all directors of each Group Member shall have executed and delivered to each Group Member, as applicable, resignations effective as of the Closing Date.

                  6.04 Transition Services Agreement. The Parent, the Seller and the Purchaser shall have executed the Transition Services Agreement substantially in the form attached hereto as Exhibit 6.04 and containing such other terms and provisions as are mutually acceptable to the parties thereto.

                  6.05 Consulting Agreement. Timothy E. Foster and the Purchaser shall have executed the Consulting Agreement substantially in the form attached hereto as Exhibit 6.05 to provide for their agreement for Timothy E. Foster to provide certain consulting services to the Purchaser.

                  6.06 Employee Transition Agreement. The Parent, the Seller and NCES shall have executed and delivered the Employee Transition Agreement.

                  6.07 Stockholders' Agreement. The Seller shall have executed and delivered the Stockholders' Agreement.

                  6.08 Undertaking. The Parent and the Seller shall have executed and delivered the Undertaking.



                                  SECTION VII.

                         OTHER AGREEMENTS OF THE PARTIES
                         -------------------------------

                  7.01 Announcements. The Parent and the Purchaser will consult with each other before any issuance by them or any of their Affiliates of, and will provide each other the opportunity to review, comment upon and concur with, any press release or other public statements with respect to the transactions contemplated by this Agreement, the Parent/Seller Transaction Documents and the Purchaser Transaction Documents (collectively the "Transaction Documents") and shall not issue any such press release or make any such public statement prior to such consultation, except as either party may determine is required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

                  7.02 Access to Information. (a) For a period of six (6) years from the Closing Date, the Purchaser shall (and shall cause each of the Group Members to), during normal business hours and upon reasonable notice, make available and provide the Parent and its representatives (including, without limitation, counsel and independent auditors) with access to the facilities and properties of each of the Group Members and to all information, files, documents and records (written and computer) relating to any Group Member or any of its businesses or operations for any and all periods prior to or including the Closing Date which the Parent (or any Affiliate of the Parent) requires with respect to any reasonable business purpose, and shall (and shall cause each of the Group Members to) cooperate fully with the Parent and its representatives (including, without limitation, its counsel and independent auditors) in connection with the foregoing, including, without limitation, by making tax, accounting and financial personnel and other appropriate employees and officers of each Group Member available to the Parent and its representatives (including, without limitation, counsel and independent auditors), with regard to any reasonable business purpose; provided, however, that the Purchaser shall not be required to make any such personnel available in excess of a reasonable period of time unless the Seller and the Parent shall reimburse the Purchaser for the reasonable costs of making such personnel available.

                  (b) Without limiting the generality of Section 7.02(a), from and after the Closing Date, the Purchaser shall (and shall cause each of the Group Members) to reasonably cooperate with and assist, and shall cause its officers and employees (and the officers and employees of the Group Members) reasonably to cooperate with and assist; provided, however, that the Purchaser shall not be required to make any such personnel available in excess of a reasonable period of time unless the Seller and the Parent shall reimburse the Purchaser for the reasonable costs of making such personnel available, the Parent and its representatives (including, without limitation, its counsel and independent auditors), in connection with:

                           (i) the preparation by the Parent at its sole cost
                  and expense of the Group Members' (or any Group Member's) portion of any Federal consolidated income Tax Return, report or declaration, and of any state consolidated, combined or unitary income Tax Return, report or declaration, for any Seller Tax Period;

                           (ii) any Tax audit, examination or proposed or final
                  assessment or the like (including without limitation any Tax Claim) relating to the Seller, the Parent, the Group or any Group Member, and to any Seller Tax Period;

                           (iii) the preparation of any financial statements of
                  the Group Members (or any Group Member) for (or including) any period (or portion thereof) ending on or before the Effective Time, and to that end the Purchaser, at the sole cost and expense of the Seller (except as heretofore provided with respect to making personnel available), shall cause each Group Member to prepare for and to deliver to the Parent any financial information of the type historically prepared by any Group Member for all periods (or portions thereof) ending on or before the Effective Time and to cause the officers and employees of any Group Member to cooperate fully and assist the Parent in its review and verification of the same, at the sole cost and expense of the Parent and the Seller (except as heretofore provided with respect to making personnel available);

                           (iv) the preparation of any statement, report,
                  notice, response or other document for filing with the Securities and Exchange Commission, any state or foreign securities commission or authority, any other Governmental Authority or any securities exchange or market, domestic or foreign, including, without limitation, in connection with any comments, requests for information, inquiries, investigations or proceedings, formal or informal, by any of the foregoing; or

                           (v) the investigation, prosecution or defense of or
                  response to any Actions, claims or inquiries commenced by any Governmental Authority or any other person or entity, against the Parent or the Seller (or any other Seller Indemnified Party or any Affiliate thereof).

                  (c) The cooperation and assistance of the Purchaser and the Group Members and their respective officers and employees under this Section
7.02 shall be rendered during normal business hours and in a manner which does not materially disrupt the business and operations of the applicable Group Member, and the Purchaser shall use its commercially reasonable efforts in the case of the preparation of any Tax Return, report or declaration and any financial statements, to cause such cooperation and assistance to be rendered without adverse consequences to the Seller or the Parent during the period that each of the Group Members has normally assisted the Seller or the Parent in the preparation by the Parent of Tax Returns, reports or declarations and financial statements; provided, however that the Purchaser shall not be required to make any such personnel available in excess of a reasonable period of time unless the Seller and the Parent shall reimburse the Purchaser for the reasonable costs of making such personnel available. The Parent shall reimburse the Group Members for any out-of-pocket expenses paid by them, including reasonable accounting and attorney's fees and costs, in the cooperation and assistance by the Purchaser and the Group Members with the Parent's preparation of any such Tax Returns, reports or declarations and any such financial statements or other similar matters.

                  (d) Without limiting the generality of subsection (a) of this
Section 7.02, following the Closing, the Purchaser shall use commercially reasonable efforts to not (and shall use commercially reasonable efforts to cause the Group Members not to) destroy any information, files, documents or records (written and computer) relating to any Group Member or any of its businesses or operations without giving at least 30 days' prior written notice to the Parent and shall (and shall cause the Group Members to) permit the Parent to examine, duplicate (at the Parent's expense) and/or transfer (at the Parent's expense) to the Parent or its representatives any of such information, files, documents or records (written and computer).

                  7.03 Tax Matters. (a) The Seller, the Parent and the Purchaser acknowledge and agree that, for Federal income tax purposes, the taxable year of each Group Member will close on the Closing Date and that, for certain state income tax purposes, the taxable year of some or all of the Group Members may also close on the Closing Date. The Parent shall be responsible for preparing and filing any and all of the foregoing income Tax Returns, reports and declarations that include the Group Members for the periods ending on or before the Closing Date, and shall be responsible for and shall pay all Taxes payable by the Group Members with respect to such returns, the determination of which taxes shall be solely within the Parent's control; provided, however, that all such returns shall be prepared, and all Taxes shall be calculated, lawfully and in a manner consistent with past practice and the Seller shall not make any Tax elections or change any Tax accounting methods (to the extent such changes would be binding on the Purchaser) without the express written consent of the Purchaser. Without limiting the generality of Section 7.04 hereof, the Purchaser shall fully cooperate with and assist the Parent (including, without limitation, allowing access by the Parent and its representatives (including its counsel and independent auditors) to the books and records (written and computer) of the Group Members and allowing the Parent at its sole cost to make copies thereof) in connection with the preparation by the Parent of any income Tax Returns, reports and declarations required to be prepared by the Parent or the Seller hereunder; and except as provided in Section 7.02(c), neither the Parent nor the Seller shall be charged with any cost or expense for the assistance rendered by the Purchaser or any of the Group Members in connection therewith.

                  (b) The Parent shall be given the opportunity to review, comment upon and suggest changes or corrections to, any Tax Returns, reports and declarations which include any Seller Tax Period (and the work papers of the Group Members and their accountants used in the preparation thereof), in each case a reasonable period prior to the filing thereof. In the event of any dispute regarding the matters set forth in the immediately preceding sentence, then a mutually satisfactory independent nationally recognized accounting firm shall be requested to make a determination resolving any such dispute; and the determination by such accounting firm of any such dispute shall be final and binding on the parties hereto. The fees and expenses of such accounting firm in resolving such dispute shall be borne by the non-prevailing party.

                  (c) Any refunds or credits of Taxes of any Group Member for any Seller Tax Period shall be for the account of the Parent. Applications for refunds of Taxes, and the filing of amended Tax Returns with respect to any Seller Tax Period shall be made and prosecuted only by the Parent or the Seller. Without limiting the provisions of Section 7.02, the Purchaser shall, at the sole cost and expense of the Parent and the Seller (including, without limitation, reimbursement of reasonable costs and expenses of the personnel of the Purchaser), provide and shall cause each Group Member to provide to the Parent full cooperation and assistance in connection with any application for refund or amendment made or proposed to be made by the Parent or the Seller as shall be reasonably requested by the Parent, including by causing each Group Member to authorize by appropriate powers of attorney (subject to indemnification with respect thereto on terms and conditions reasonably satisfactory to the Purchaser) such person as the Parent shall designate to represent such Group Member with respect to such refund claim. Neither the Parent nor the Seller shall seek any Tax refund, or amend any Tax Return, which would have the effect of increasing the Taxes (or reducing the deductions or Tax credits available to such Group Members) of any Group Member for any taxable period (or portion thereof) beginning after the Closing Date; however, the foregoing shall not apply to any amended Tax Return which may be required by law following resolution of a Tax dispute. Neither the Purchaser nor any Group Member shall amend, or take any similar action with respect to, any Tax Return filed by the Parent, the Seller or by any Group Member with respect to any Seller Tax Period without the prior written consent of the Parent; which approval shall not unreasonably be withheld, delayed or conditioned. The Purchaser shall or shall cause each Group Member to forward to the Parent any refund of Taxes of any Group Member allocable to any Seller Tax Period promptly after such refund is received (or reimburse the Parent for any credit within five days after the credit is allowed or finally applied against other Tax liability). Notwithstanding the foregoing, the control of the prosecution of a claim for refund of Taxes paid pursuant to a deficiency assessed subsequent to the Closing Date as a result of an audit shall be governed by the provisions of Section 8.03(d) hereof. Notwithstanding anything contained herein to the contrary, nothing herein shall preclude the Purchaser from carrying back losses to pre-Closing Tax periods to the extent that such action does not reduce any attributes or Tax benefits of the Seller.

                  (d) The Purchaser and the Parent shall jointly make a deemed asset sale election described under Section 338(h)(10) of the Code and shall make all corresponding or similar elections under applicable state or local law with respect to the Company and all Group Members in connection with the qualified stock purchase of the Company by the Purchaser (collectively "Elections"). The Purchaser and the Parent shall file all such Elections on a timely basis and comply with all rules and regulations applicable to such Elections. The Purchaser and the Parent shall cooperate with each other to take all actions necessary and appropriate (including filing such forms, returns, elections, schedules and documents on a joint or separate basis as may be required) to effect and preserve timely Elections in accordance with applicable Treasury Regulations under Section 338 of the Code and comparable state or local laws. For the purpose of making the Code Section 338(h)(10) election, the Parent shall compute and allocate the "modified aggregate deemed sales price" among the assets of the Company and all Group Members in accordance with the provisions of
Section 338 and the Treasury Regulations thereunder (the "Allocation"). The Parent shall be responsible for preparing and filing the Elections. The Parent shall submit the forms and information schedules, necessary to make the Section 338(h)(10) election, to the Purchaser no later than 30 days prior to the due date for such Election. The Purchaser shall sign such Section 338(h)(10) election and return it to the Parent within 10 days after receiving it. The Parent shall calculate gain or loss, if any, resulting from the Elections and the Purchaser shall calculate tax basis in the Company's and Group Members' assets in a manner consistent with the Allocation and neither party nor the Company shall take any position inconsistent with the Allocation in any Tax Return, schedule, estimate or otherwise; provided however, that the Parent shall be entitled to subtract its selling costs from the "modified aggregate deemed sales price" for purposes of calculating gain or loss and the Purchaser shall be entitled to add its acquisition costs to the "adjusted grossed-up basis" of the assets of the Company for purposes of determining the basis of the Company's and Group Members' assets. The Purchaser shall not intentionally take any action, and shall cause the Group Members not to take any action, outside the ordinary course of the Group Members' business, which would increase the amounts included in the gross income of the Parent under Section 551 or Section 951 of the Code for any Seller Tax Period. The Purchaser shall consent to the election under Treasury Regulation Section 1.1502-20(g)(1) to re-attribute any net operating losses and/or net capital losses of any Group Member to the Seller or the Parent, and shall cause the Group Members to execute and file such statements as may be necessary or appropriate to effect such election.

                  (e) Except as required by law, without the Parent's prior written consent, neither the Purchaser nor any Group Member shall take any position on any Tax Return, report or other declaration for any taxable period which might result in any:

                           (1) increase in Tax (over accruals therefor on the
                  books and records of the Group Members as of the Effective
                  Time) for any Seller Tax Period in:

                           (A) the liability of the Parent, the Seller or any
                  Group Member in respect of the consolidated Federal income Tax liabilities, or any state consolidated, combined or unitary income Tax liabilities, of the Parent's or the Seller's tax group, as applicable, for periods while any Group Member was part thereof; or

                           (B) the liability of the Parent, the Seller or any
                  Group Member in respect of any separate state, local or foreign Tax of any Group Member; or

                           (2) reduction in any Tax attributes to which the
                  Parent, the Seller or any Group Member may be entitled with respect to any Seller Tax Period.

                  (f) All Taxes with respect to the income, property, abandoned property or operations of the Group Members that relate to any taxable year or period beginning before and ending after the Closing Date shall be apportioned between the Seller Tax Period and the period beginning the day after the Closing Date as follows: (A) in the case of Taxes other than income and sales or use Taxes, on a per diem basis, and (B) in the case of income Taxes (including income Taxes based on capital or other alternative bases) and sales or use Taxes, as determined from the books and records of the Parent and the Group Member in question, as though the taxable year of the Group Member terminated on the Closing Date, and based on the accounting methods, elections and conventions used by the Parent and/or the relevant Group Member in prior years.

                  7.04 Insurance Matters. The Parent shall purchase and pay all premiums with respect to a tail professional liability insurance policy providing the greatest coverage and the longest term available.

                  7.05 Agreement by the Purchaser Regarding No Other Representations or Warranties by the Parent or the Seller. The Purchaser agrees that except for the representations and warranties (including the Schedules with respect thereto) made by the Parent and the Seller and expressly set forth in this Agreement or any Parent/Seller Transaction Document, neither the Parent nor the Seller nor any Affiliate or representative of either has made and shall not be construed as having made to the Purchaser or to any representative or Affiliate thereof, and neither the Purchaser nor any Affiliate nor any representative thereof has relied upon, any representation or warranty of any kind. Without limiting the generality of the foregoing, except to the extent of any representations and warranties expressly made by the Parent and the Seller in this Agreement or any Parent/Seller Transaction Document, the Purchaser agrees that neither the Parent nor the Seller nor any Affiliate or representative of either makes or has made any representation or warranty to the Purchaser or to any representative or Affiliate thereof with respect to any other information, statements or documents heretofore delivered to or made available to the Purchaser or its counsel, accountants, advisors, lenders, representatives or Affiliates with respect to the Group or any Group Member or the business, operations or affairs of the Group or any Group Member.

                  7.06 Tradename Usage.

                  (a) The Purchaser shall take all steps necessary or appropriate to cause the Company and each other Group Member, as applicable, to change its name at or as soon as practicable after the Closing Date to another corporate name not containing the name "NovaCare" or any variation thereof and to cease conduct of business from and after the Closing Date under any assumed or trade name containing the name "NovaCare" or any variation thereof. Notwithstanding the foregoing, the Purchaser, the Company and the Group Members may continue to utilize all boxes, labels, products and other assets bearing the "NovaCare" name (the "Supplies") until depleted. The Purchaser agrees to use its best efforts to utilize the Supplies as expeditiously as possible and will indemnify the Parent from any and all liabilities arising out of such use except to the extent that such liability arises from a product liability claim which would constitute a breach of a representation or warranty of the Parent or the Seller hereunder. Also notwithstanding anything to the contrary contained above, the Group Members shall be entitled to continue to maintain and use the name "NovaCare" or variations thereof for a reasonable period of time after the Closing to the extent necessary to comply with any licensing requirements relating to changes of names of licensees; provided, however, the Purchaser shall indemnify and hold each Seller Indemnified Party harmless with respect to such use.

                  (b) The parties understand and agree that the Company owns certain specialized exercise equipment that is used as part of a wellness and therapy program operated by the Company in certain Customer facilities under the name of "Vigor". The Purchaser understands that the Company owns the equipment only, and, except as set forth below, the Company does not own, and the Purchaser is not acquiring, any license or other right to use the "Vigor" trade name or service mark, or the proprietary clinical protocols and procedures (the "Vigor" Protocols") developed by the Parent for the purposes of operating the "Vigor" program. The parties understand that the Parent, the Seller or an Affiliate thereof shall retain the unlimited right to continue to use the "Vigor" trademark and service mark, as well as the Vigor Protocols, in other aspects of their operations after the Closing Date. Notwithstanding the foregoing, however, the Parent and the Seller hereby grant to the Purchaser a license to use the "Vigor" trade name and service mark, as well as the Vigor Protocols, for the limited purpose of continuing the operation of the "Vigor" program in Customer facilities in which such program is being operated by the Company as of the Closing Date. Such limited license is not transferable and the Purchaser is expressly prohibited from using the "Vigor" trade name or service mark in any other facility served by the Company or any Affiliate thereof. Such limited license shall expire with respect to any particular Customer facility immediately upon expiration or termination of the Provider Contract between the Company and such Customer that is in effect on the Closing Date or in the event the "Vigor" program is terminated in such facility. Such limited license is contingent upon maintenance and operation by the Purchaser and the Company of the "Vigor" program in a manner that is consistent with the quality and substance of the standards and practices used by the Company prior to the Closing Date. The Parent or the Seller may revoke the limited license contained herein in the event it determines and notifies the Purchaser that, in its sole and reasonable discretion, the Company or the Purchaser has failed to operate the "Vigor" program in such a manner and the deficiency complained of continues to exist for more than twenty (20) days after receipt of notice from the Parent or the Seller.

                  7.07 Release of Liens. From and after the Closing Date, the Parent and the Seller agree to do all acts necessary to continue to extinguish and pay-off all Liens (other than Permitted Liens) against all assets of the Company and all assets of each Group Member which existed as of the Closing Date, and the Parent and the Seller agree to indemnify the Purchaser from any liability or Damages arising out of such Liens.

                  7.08 Further Assurances. Upon the request of a party or parties hereto at any time after the Closing Date, the other party or parties will forthwith execute and deliver such further instruments of assignment, transfer, conveyance, endorsement, direction or authorization and other documents as the requesting party or parties or its or their counsel may request in order to perfect title of the Purchaser and its successors and assigns to the Shares or any of the assets used or held for use in connection with the Business or otherwise to effectuate the purposes of this Agreement.

                  7.09 Best Efforts. Upon the terms and subject to the conditions of this Agreement, each of the parties hereto will use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable consistent with applicable law to consummate and make effective in the most expeditious manner practicable the transactions contemplated hereby.

                  7.10 Restrictive Covenants. (a) Certain confidential and proprietary information is included within the assets of the Business ("Trade Secrets"), including, without limitation, with respect to some or all of the following categories of information: (i) financial information, including but not limited to information relating to earnings, assets, debts, prices, pricing structure, reimbursement matters, volume of purchases or sales or other financial data; (ii) supply and service information, including but not limited to information relating to goods and services, suppliers' names or addresses, terms of supply or service contracts or of particular transactions, or related information about potential suppliers to the extent that such information is not generally known to the public, and to the extent that the combination of suppliers or use of a particular supplier, though generally known or available, may yield advantages to the Business, details of which are not generally known;
(iii) marketing information, including but not limited to information relating to details about ongoing or proposed marketing programs or agreements by or on behalf of the Business, sales forecasts, advertising formats and methods or results of marketing efforts or information about impending transactions; (iv) personnel information, including but not limited to information relating to employees' personal or medical histories, compensation or other terms of employment, actual or proposed promotions, hirings, resignations, disciplinary actions, terminations or reasons therefor, training methods, performance, or other employee information; (v) customer and patient information, including but not limited to information relating to names, addresses or backgrounds of past, existing or prospective clients, customers, payors, referral sources, and patients, records of agreements and prices, proposals or agreements between any of them and the Business, status of accounts or credit, patients' medical histories or related information as well as customer lists; and (vi) inventions and technological information, including but not limited to information related to proprietary technology, trade secrets, research and development data, processes, formulae, data and know-how improvements, inventions, techniques and information that has been created, discovered or developed, or has otherwise become known to the Business, and/or in which property rights have been assigned or otherwise conveyed to the Business, which information has commercial value in the Business. The Seller and the Parent shall hold all Trade Secrets in confidence and will not discuss, communicate or transmit to others, or make any unauthorized copy of or use any of the Trade Secrets; and at the expense of the Purchaser will take all reasonable actions that the Purchaser deems reasonably necessary or appropriate, to prevent unauthorized use or disclosure of or to protect the Business' interest in the Trade Secrets. The foregoing does not apply to information that by means other than deliberate or inadvertent disclosure by the Seller or the Parent, or any of their respective Affiliates, becomes known to the public; or disclosure compelled by judicial or administrative proceedings after they diligently try to avoid each disclosure and afford the Purchaser the opportunity to obtain assurance that compelled disclosures will receive confidential treatment; or the disclosure of financial information compelled by law. Notwithstanding anything to the contrary contained herein, actions taken in furtherance of the Parent's contemplated sale of the NovaNet system shall not be deemed a breach of this Agreement.

                  (b) Non-Solicitation and Non-Pirating. Each of the Seller and the Parent hereby agrees that, until the first anniversary of the Closing, it will not, directly or indirectly, for itself or on behalf of any other person, firm, entity or other enterprise: (i) solicit or in any way divert or take away any person or entity that, prior to the Closing Date, was a patient, client, customer, payor, referral source, facility or patient of the Business; for the purpose of providing services of the same nature as the Business; or (ii) entice away or in any other manner persuade any Subject Employee to alter, modify or terminate his or her relationship with Integrated, the Manager, the Purchaser or any of their respective Affiliates, or, in the case of therapists or senior management personnel who are Subject Employees employed by Manager and whose employment Manager has not terminated, hire such Subject Employee.

                  (c) Necessary Restrictions. Each of the Seller and the Parent acknowledges that the restrictions contained in this Agreement are reasonable and necessary to protect the legitimate business interests of the Purchaser and that any violation thereof by any of them would result in irreparable harm to the Purchaser, and that damages in the event of such breach of this Agreement will be difficult, if not impossible, to ascertain. Accordingly, each of the Seller and the Parent agree that upon the violation of any of the restrictions contained in this Agreement, the Purchaser shall be entitled to obtain from any court of competent jurisdiction a preliminary and permanent injunction as well as any other relief provided at law, equity, under this Agreement or otherwise, without the necessity of posting any bond or other security whatsoever. In the event any of the foregoing restrictions are adjudged unreasonable in any proceeding, then the parties agree that the period of time or the scope of such restrictions (or both) shall be adjusted to such a manner or for such a time (or both) as is adjudged to be reasonable.

                  (d) Remedies For Breach. Each of the Seller and the Parent acknowledges that the covenants contained in this Section 7.10 are independent covenants and that any failure by the Purchaser to perform its obligations under this Agreement or any other agreement shall not be a defense to enforcement of the covenants contained in this Agreement, including but not limited to a temporary or permanent injunction.

                  7.11 Prudent Buyer Litigation. The Purchaser acknowledges that prior to the Closing, the Company has assigned to an Affiliate of the Parent its rights to recover from any present or former Customer of the Company any receivables that may result from the successful pursuit of litigation against the federal Medicare program pertaining to Medicare disallowances of such Customer's costs of services provided by the Company prior to the Closing. A complete list of such potential receivables is set forth in Schedule
7.11 attached hereto. The Purchaser agrees that the Parent or an Affiliate of the Parent shall have full right to conduct and control such litigation and agrees to cooperate fully with the Parent in connection therewith; provided, however, that the Parent agrees to indemnify and hold harmless the Purchaser and each Group Member from any cost, expense or liability with respect to such litigation, including the reasonable attorneys' fees of any Group Member.

                  7.12 NovaNet Hardware. Promptly following the Closing, the Purchaser will transfer and deliver to the Parent (at the Parent's expense) all leased computer hardware of the Group Members relating to the NovaNet system. The Company shall cause all NovaNet software to be deleted from all computers retained by the Business.

                  7.13 Bank Documents. The Guaranty Agreement (as described in the Consent) and the initial schedule of Designated Accounts Receivable (as defined in the Consent) required to be delivered pursuant to the Consent shall be reasonably satisfactory to the Purchaser.


                                  SECTION VIII.

                                 INDEMNIFICATION
                                 ---------------

                  8.01 Indemnification by the Parent and the Seller. After the Closing Date, the Parent and the Seller, jointly and severally, shall indemnify and hold harmless the Purchaser (and its employees, officers, partners, directors, shareholders, agents and representatives) and the Group Members (collectively, the "Purchaser Indemnified Parties") from and against all Damages which are sustained or incurred by any of the Purchaser Indemnified Parties, to the extent that the Damages are sustained or incurred by reason of (a) the breach by the Parent or the Seller of any of its covenants or agreements hereunder or in any Parent/Seller Transaction Document, including, without limitation, any covenant to pay Current Liabilities, (b) the breach of any of the representations or warranties made by the Parent and the Seller in this Agreement or any Parent/Seller Transaction Document, (c) any Prohibited Liability, including, without limitation, (i) (as a result of Treasury Regulation Section 1.1502-6(a) or otherwise) for Taxes of the Parent or the Seller or any other corporation which is or has been affiliated with the Parent or the Seller (other than any of the Group Members), (ii) any disallowances of costs on applicable cost reports and/or payment denials with respect to Medicare, Medicaid or any other payors with respect to periods ending prior to the Closing Date, (iii) any liability arising out of the Discontinued Operations or (iv) any liability arising out of the litigation required to be set forth on
Schedule 2.13 or the liabilities required to be set forth on Schedule 2.04(b) or
(d) any liability arising out of the Guaranty Agreement.

                  8.02 Indemnification by the Purchaser. After the Closing Date, the Purchaser shall indemnify and hold harmless the Parent, the Seller and their respective employees, officers, partners, directors, shareholders, agents and representatives (collectively, the "Seller Indemnified Parties") from and against all Damages which are sustained or incurred by any of the Seller Indemnified Parties, to the extent that such Damages are sustained or incurred by reason of (a) the breach by the Purchaser of any of its covenants or agreements hereunder or in any Purchaser Transaction Document, (b) the breach of any of the representations or warranties made by the Purchaser in this Agreement or any Purchaser Transaction Document, (c) any liability of the Parent or any of its Affiliates (other than any Group Member) arising out of those certain agreements (the "Parent Agreements") to which the Parent or any of its Affiliates (other than any Group Member) is a party to the extent such agreements relate to the business of the Company (or any other Group Member), (d) the operations of the business of the Company or any Group Member on or subsequent to the Closing Date, or (e) arising out of the breach by Integrated or the Manager of any of their respective obligations, representations or warranties under the Employee Transition Agreement, the Collateral Assignment or any other agreement, instrument, certificate or document to be executed or delivered by either or both of them to the Parent or the Seller as contemplated by the Employee Transition Agreement.

                  8.03 Procedure for Indemnification. (a) Except as provided in clause (d) of this Section 8.03, in the event that any party hereto or other Purchaser Indemnified Party or Seller Indemnified Party reasonably believes that such party has a claim for Damages in respect of which indemnity may be sought by such party pursuant to this Section VIII or Section IX or otherwise under this Agreement (each, an "Indemnification Matter"), the party indemnified hereunder (the "Indemnitee") shall notify the party(s) providing indemnification (collectively, the "Indemnitor") by sending written notice to the Indemnitor (an "Indemnity Notice"). In the case of third party claims, which, if successful, could result in an indemnity payment hereunder, an Indemnity Notice shall be given within 30 days after the discovery by the Indemnitee of the filing or assertion of any claim against the Indemnitee stating the nature and basis of such claim; provided, however, that any delay or failure to notify any Indemnitor of any claim shall not relieve it from any liability except to the extent that the Indemnitor demonstrates that the defense of such action is prejudiced by such delay or failure to notify. Any Indemnity Notice (i) shall state (with reasonable specificity) the basis on which indemnification is being asserted and (ii) in the case of third party claims, shall be accompanied by copies of all relevant pleadings, demands and other papers served on the Indemnitee.

                  (b) Except as provided in clause (d) of this Section 8.03, in the case of third party claims, the Indemnitee shall give the Indemnitor the right (i) to control and conduct any proceedings or negotiations in connection therewith and necessary or appropriate to defend the Indemnitee (provided such are pursued in a professional manner), (ii) to take all other reasonable steps or proceedings to settle or defend any such claims, provided that the Indemnitor shall not settle any such claim without the prior written consent of the Indemnitee, which consent will not be unreasonably withheld or delayed, unless, in the case that the Parent or the Seller is the Indemnitor, such settlement only involves the payment of money (all of which shall be payable by the Parent or the Seller at the time the settlement is entered into), in which event the Parent and the Seller shall have the right to settle any such claim without the consent of the Indemnitee (but with prior notice to the Indemnitee), and (iii) to employ counsel selected by the Indemnitor, after reasonable consultation with the Indemnitee, to contest any such claim or liability in the name of the Indemnitee or otherwise. Notwithstanding the Indemnitor's election to appoint counsel to represent the Indemnitee in an action, the Indemnitee shall have the right to employ separate counsel and the Indemnitor shall bear the reasonable fees, costs and expenses of such separate counsel, if the Indemnitee determines, based upon the written advice of counsel, that a conflict or potential conflict of interest exists between the Indemnitor and the Indemnitee in such action. The Indemnitor shall, within 30 days of receipt of an Indemnity Notice in respect of such claim (the "Indemnity Notice Period"), notify the Indemnitee in writing of its intention to assume the defense of such claim. In the event that the Indemnitor does assume the defense as provided above, the Indemnitee shall have the right to participate fully in such defense (including, without limitation, with counsel of their choice), at its sole expense, and the Indemnitor shall cooperate fully with the Indemnitee in connection with such participation. If the Indemnitor does not deliver to the Indemnitee within the Indemnity Notice Period written notice that the Indemnitor will assume the defense of any such claim or litigation resulting therefrom, the Indemnitee may, at the Indemnitor's sole cost and expense, defend against any such claim or litigation in such manner as it may deem appropriate and the Indemnitee may settle such claim or litigation, provided that the Indemnitee shall not settle any such claim without the prior written consent of the Indemnitor, which consent will not be unreasonably withheld or delayed or conditioned. In the event that the Indemnitor does not assume the defense as provided above, the Indemnitor shall have the right to participate fully in such defense (including, without limitation, with counsel of its choice), at its sole expense, and the Indemnitee shall cooperate fully with the Indemnitor in connection with such participation, and in all cases the Indemnitee shall keep the Indemnitor fully informed as to all matters concerning such third party claim and shall promptly notify the Indemnitor in writing of any and all significant developments relating thereto. Within 15 days after the Determination Date with respect to a third party claim, the Indemnitor shall pay the Indemnitee the amount of Damages sustained or incurred by the Indemnitee or, if earlier, on the date when such payment shall become due.

                  (c) In the event that liability hereunder does not involve a third party claim, the Indemnitor shall within 30 days after the date of receipt of an Indemnity Notice respond in writing to the Indemnitee (the "Indemnity Response") and set forth with reasonable specificity those items in the Indemnity Notice to which the Indemnitor does not agree as well as the summary basis upon which such disagreement is founded. Within 20 days following the receipt of the Indemnity Response by the Indemnitee, representatives of the Indemnitor and the Indemnitee shall meet to attempt to resolve through good faith negotiations the applicable Indemnification Matters. The parties shall negotiate in good faith for up to 30 days in an attempt to reach a settlement of any disputed matter. In the event that such good faith negotiations are unsuccessful or in the event of any other dispute under this Section VIII, the parties shall proceed in accordance with Section 10.07 of this Agreement.

                  (d) (i) If a claim shall be made by any taxing authority, which, if successful, might result in an indemnity payment to any Purchaser Indemnified Party, the Purchaser shall promptly notify the Parent in writing (a "Tax Notice") of such claim (a "Tax Claim"); provided, however, that any delay or failure to notify the Parent thereof shall not relieve the Parent of any obligation to indemnify any Purchaser Indemnified Party except to the extent that the Parent demonstrates that the defense of such Tax Claim is prejudiced by such delay or failure to notify.

                      (ii) With respect to any Tax Claim, the Parent and the Seller shall have the right to control and conduct all proceedings and negotiations in connection with such Tax Claim (including, without limitation, selection of counsel), but subject to the approval of the Purchaser, which approval shall not unreasonably be withheld, delayed or conditioned. The Parent shall, within 30 days of receipt of a Tax Notice with respect to a Tax Claim (the "Tax Notice Period"), notify the Purchaser in writing of its intention to control and conduct the proceedings and negotiations in connection with such Tax Claim. In the event that the Parent does notify the Purchaser of its intention to control and conduct the proceedings and negotiations in connection with any Tax Claim as provided above, the Purchaser shall have the right to participate fully in such proceedings and negotiations (including, without limitation, with counsel of its choice), at its sole expense, and the Parent and the Seller shall cooperate fully with the Purchaser in connection with such participation. If the Parent does not deliver to the Purchaser within the Tax Notice Period written notice that it will control and conduct the proceedings and negotiations in connection with a Tax Claim, the Purchaser may, at the sole cost and expense of the Parent and the Seller, control, or cause the applicable Group Member to control, and conduct such proceedings and negotiations in such manner as it may deem appropriate. In the event that the Parent or the Seller do not exercise their right to control and conduct the proceedings and negotiations in connection with any Tax Claim as provided above, the Parent and the Seller shall have the right to participate fully in such proceedings and negotiations (including, without limitation, with counsel of their choice), at their sole expense, and the Purchaser shall, and shall cause each Group Member to, cooperate fully with the Parent and the Seller and their accountants and other representatives in connection with such participation, and in all cases the Purchaser shall use commercially reasonable efforts to keep the Parent fully informed as to all material matters concerning such Tax Claim and shall use commercially reasonable efforts to promptly notify the Parent in writing of any and all significant developments relating thereto. Without limiting Sections 7.02 and 7.03, the Purchaser and each of its Affiliates shall (and the Purchaser shall cause the Group Members to) cooperate fully with the Parent and the Seller in contesting any Tax Claim, which cooperation shall include, without limitation, the retention and (upon the Parent's request) the provision to the Parent of records and information which are relevant to such Tax Claim, and making officers and employees available on a timely and mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim; provided, however, that the Purchaser shall not be required to make any such personnel available in excess of a reasonable period of time unless the Seller and the Parent shall reimburse the Purchaser for the reasonable costs of making such personnel available.

                       (iii) Notwithstanding anything to the contrary contained herein, in no event shall the Purchaser or any Group
Member settle any Tax Claim without the Parent's prior written consent which shall not be unreasonably withheld. The Parent agrees to either give its consent or the reasonable basis for withholding its consent within fifteen (15) days of the receipt of any notice by the Parent from the Purchaser, the Company or any Group Member and failure to timely respond to any such request for consent shall be deemed to be conclusive evidence that such consent has been given.

                  (e) In the event that any Customer offsets the amount of any disallowances of costs on applicable cost reports and/or payment denials with respect to Medicare, Medicaid or any other payors with respect to the operations of the Business during any periods ended prior to the Closing Date, including, without limitation, any "prudent buyer" claims, against amounts due from such Customer with respect to the operations of the Business subsequent to the Closing Date, the Parent shall promptly pay to the Company the amount of such offsets upon notice from the Company. If the Parent fails to pay the full amount of such offsets within 45 days after receipt of such notice, the unpaid amounts shall bear interest until paid at a rate equal to the "prime" or "base lending" rate from time to time announced by Citibank, N.A.

                  8.04 Other Limits on Indemnification.

                       (a) Notwithstanding anything in this Section VIII or
Section IX to the contrary and subject to the final sentence of this Section 8.04(a), no Purchaser Indemnified Party shall be entitled to indemnification pursuant to Section 8.01(b) hereof unless and until the aggregate amount of all Damages to which the Purchaser Indemnified Parties are entitled to indemnity under Section 8.01(b) exceeds an aggregate amount (the "Basket Amount") equal to $500,000. If such Damages exceed the Basket Amount, then the Seller's liability for indemnification under Section 8.01(b) shall be limited to the amount of such Damages sustained or incurred which exceeds the Basket Amount. Notwithstanding anything contained herein to the contrary, there shall be no limitation on the liability of the Seller and the Parent under this Section 8.04 for Damages of the Purchaser which relate to Section 8.01(a) [Covenants], Section 8.01(c) [Prohibited Liabilities] or Section 8.01(b) (insofar as it relates to breaches of Sections 2.03 or 2.19).

                       (b) Notwithstanding anything in this Section VIII or
Section IX to the contrary and subject to the final sentence of this Section 8.04(b), no Seller Indemnified Party shall be entitled to indemnification pursuant to Section 8.02 hereof unless and until the aggregate amount of all Damages to which the Seller Indemnified Parties are entitled to indemnity under
Section 8.02 exceeds the Basket Amount. If such Damages exceed the Basket Amount, then the Purchaser's liability for indemnification under Section 8.02 shall be limited to the amount of such Damages sustained or incurred which exceeds the Basket Amount. Notwithstanding anything contained herein to the contrary, there shall be no limitation on the liability of the Purchaser under this Section 8.04 for Damages of the Seller which relate to clause (a) of
Section 8.02 [Covenants], clause (c) of Section 8.02 [Post-Closing Matters], clause (d) of Section 8.02 [Post-Closing Operations], clause (e) of Section 8.02 [Breaches of Certain Agreements] or clause (b) of Section 8.02 (insofar as it relates to breaches of Section 3.06 or the last sentence of Section 3.05).

                       (c) The representations and warranties contained in or made pursuant to this Agreement shall expire 15 months from the Closing Date; provided that the representations and warranties contained in Sections 2.05,
2.22 and 2.25 shall survive for the applicable statute of limitations, the representations and warranties contained in Sections 2.03 and 2.19 (relating to the capitalization of the Group Members) shall have no expiration date, and the representations and warranties contained in Sections 2.18 and 3.02 insofar as they relate to the legality, validity, binding effect and enforceability of this Agreement and the Transaction Documents shall have no expiration date and provided further that if written notice is properly given under this Section VIII with respect to any alleged breach of a representation or warranty to which such party is entitled to be indemnified hereunder prior to the applicable expiration date, such representation or warranty with respect to such specified matter only shall continue indefinitely until the applicable claim is finally resolved.

                  8.05 Losses Net. The amount of any Damages for which indemnification is provided under this Section VIII or Section IX shall be net of any amounts that actually reduce income Taxes that otherwise would have been paid by the Indemnitee or result in income Tax refunds that are actually received by the Indemnitee as a result of the matter for which indemnity is sought (after taking into consideration the Taxes payable on any amount payable to the Indemnitee by the Indemnitor in respect of such indemnity claim) (the Indemnitee shall promptly after the receipt of any such refund pay the amount thereof to the Indemnitor) and net of any amounts actually recovered by the Indemnitee under insurance policies with respect to such Damages.

                  8.06 Sole and Exclusive Remedy. After the Closing Date, each party hereto acknowledges and agrees that such party's sole and exclusive remedy with respect to Damages and any and all other claims relating to the subject matter of this Agreement and the transactions contemplated hereby (other than disputes arising under the second sentence of Section 7.03(b) hereof which disputes shall be resolved as set forth in such Section and other than remedies relating to breaches of covenants, which remedies may include injunctive or other similar relief) shall be in accordance with, and limited by, the indemnification provisions set forth in this Section VIII and Section IX.

                  8.07 Other Matters Relating to Indemnification.

                       (a) The parties acknowledge that many of the representations and warranties made pursuant to this Agreement and the Transaction Documents are qualified by terms or phrases such as "material", "Material Adverse Effect", or similar words or concepts. The purpose of such qualifiers is that the parties understand that the party making such representations and warranties is aware that if such representation or warranty was not so qualified, such party making the representation and warranty would likely breach such representation and warranty in some immaterial respect; and accordingly, such party does not desire intentionally or knowingly to breach a representation or warranty. However, notwithstanding the foregoing, the parties agree that as a matter of allocation of risk, for purposes of determining whether or not a representation or warranty has been breached for purposes of seeking indemnification with respect thereto, the party benefiting from any so qualified representation or warranty shall be deemed to have relied on the truth and accuracy of such representation and warranty without the "materiality" qualifier and shall be entitled to indemnification with respect to any breach of such representation and warranty as if such "materiality" qualifier had not been made.

                       (b) Nothing contained in this Section VIII shall prevent either party from assuming control of the defense and/or settling any claim against it for which indemnification is not sought or available under this Agreement.


                                   SECTION IX.

                               BROKERS AND FINDERS
                               -------------------

                  9.01 The Parent's and the Seller's Obligations. Neither the Purchaser nor any Group Member shall have any obligation to pay any financial advisory, finder's fee or other compensation to any person, firm or corporation claiming by, through or under the Parent, the Seller or any Group Member in connection with the sale of the Shares contemplated by this Agreement and the transactions contemplated herein, and the Parent and the Seller, jointly and severally, hereby agree to defend, indemnify and hold the Purchaser and each Group Member harmless from any Damages sustained or incurred by the Purchaser or such Group Member by reason of any such claim for any such fee or other compensation. It is understood and agreed that the Parent shall be solely responsible for the fees and the expenses of Warburg Dillon Read LLC in connection with this Agreement and the transactions contemplated hereby.

                  9.02 The Purchaser's Obligations. Neither the Parent nor the Seller shall have any obligation to pay any financial advisory, finder's fee or other compensation to any person, firm or corporation claiming by, through or under Integrated or the Purchaser (or any Affiliate thereof) in connection with this Agreement and the transactions contemplated herein, and Integrated and the Purchaser, jointly and severally, hereby agree to defend, indemnify and hold the Parent and the Seller harmless from any Damages sustained or incurred by the Parent or the Seller by reason of any such claim for any such fee or other compensation.


                                   SECTION X.

                                  MISCELLANEOUS
                                  -------------

                  10.01 Notices. All notices, requests or instructions hereunder shall be in writing and delivered personally or sent by telecopy or registered or certified mail, postage prepaid, return receipt requested, or by FedEx, UPS or other recognized overnight courier as follows:

                       (a) if to the Seller or the Parent:

                           NovaCare, Inc.
                           1016 West Ninth Avenue
                           King of Prussia, Pennsylvania 19406
                           Attention:  Chief Executive Officer
                           Telecopy:  (610) 992-0310

                           with a copy to:

                           Haythe & Curley
                           237 Park Avenue
                           New York, New York  10017
                           Attention:  Andrew J. Beck, Esq.
                           Telecopy:   (212) 682-0200

                       (b) if to the Purchaser:

                           Chance Murphy, Inc.
                           2120 Carroll Mill Road
                           Phoenix, Maryland  21131
                           Attention: Taylor Pickett, Co-President
                           Telecopy:  (410) 472-4948

                           with copies to:

                           Integrated Health Services, Inc.
                           10065 Red Run Boulevard
                           Owings Mills, Maryland 21117
                           Attention:  Chief Financial Officer
                           Telecopy:  (410) 654-8314

                           Blass & Driggs
                           461 Fifth Avenue
                           New York, New York  10017
                           Attention:  Andrew S. Bogen, Esq.
                           Telecopy:  (212) 447-5428

Any of the above addresses may be changed at any time by notice given as provided above; provided, however, that any such notice of change of address shall be effective only upon receipt. All notices, requests or instructions given in accordance herewith shall be deemed received on the date of delivery, if hand delivered, on the date of receipt, if telecopied, three business days after the date of mailing, if mailed by registered or certified mail, return receipt requested, and one business day after the date of sending, if sent by FedEx or other recognized overnight courier.

                  10.02 Entire Agreement. This Agreement, the Schedules and the Exhibits hereto contain the entire agreement among the parties hereto with respect to the transactions contemplated hereby, and supersede all prior agreements, understandings, negotiations and discussions, whether written or oral, of the parties, and no modification hereof shall be effective unless in writing and signed by the party against which it is sought to be enforced.

                  10.03 Assignment. This Agreement shall not be assignable by any of the parties hereto except pursuant to a writing executed by all of the parties hereto.

                  10.04 Further Action. Each of the parties hereto shall use such party's best efforts to take such actions as may be necessary or reasonably requested by the other parties hereto to carry out and consummate the transactions contemplated by this Agreement.

                  10.05 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns and upon any person or entity to whom any party hereto transfers substantially all of its assets.

                  10.06 Expenses. Each of the parties hereto shall bear such party's own expenses in connection with this Agreement and the transactions contemplated hereby.

                  10.07 Arbitration. Subject to Sections 7.03(b) and 8.03(c) hereof, the parties agree that they shall submit any dispute arising out of or relating to this Agreement, or any breach hereof, to arbitration in accordance with the rules of the American Arbitration Association then in effect. The parties further agree that judgment upon an award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitration shall be held in New York, New York. Notwithstanding the foregoing, the Purchaser shall be entitled to seek injunctive or similar relief from any court of competent jurisdiction with respect to any breach by the Parent or the Seller of any of the restrictive covenants contained in Section 7.10 hereof without first submitting such claim to arbitration.

                  10.08 Schedules and Exhibits. All Schedules and Exhibits to this Agreement are integral parts of this Agreement.

                  10.09 Invalidity, Etc. Should any provision of this Agreement be held by a court or arbitration panel of competent jurisdiction to be enforceable only if modified, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification to become a part hereof and treated as though originally set forth in this Agreement. The parties further agree that any such court or arbitration panel is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law. The parties expressly agree that this Agreement as so modified by a court or arbitration panel shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been set forth herein.

                  10.10 Headings. The headings of this Agreement are for convenience of reference only and are not part of the substance of this Agreement.

                  10.11 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the conflicts of laws provisions and principles thereof that would apply the laws of any other jurisdiction.

                  10.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

                  10.13 Construction. The parties hereto agree that this Agreement is the product of negotiations among sophisticated parties, each of whom was represented by counsel, and each of whom had an opportunity to participate in, and did participate in, the drafting of each provision hereof. Accordingly, ambiguities in this Agreement, if any, shall not be construed strictly or in favor of or against any party hereto but rather shall be given a fair and reasonable construction without regard to the rule of contra proferentem.

                  10.14 Rights of Persons Not Parties. Except as expressly provided with respect to indemnification rights, nothing contained in this Agreement shall be deemed to create rights in persons not parties hereto, other than the successors and proper assigns of the parties hereto.

                  10.15 Joint and Several. The Seller and the Parent shall be jointly and severally liable for all representations, warranties and covenants made by either of them pursuant to this Agreement. After the Closing, the Seller and the Parent shall not have any right of contribution or indemnity from any Group Member and no right of subrogation to proceed against any Group Member with respect to any of the foregoing or otherwise.



                                   SECTION XI.

                                   DEFINITIONS
                                   -----------

                  11.01 Certain Definitions. The following terms when used herein shall have the meanings assigned to them below (certain other terms are defined elsewhere herein):

                  "Actions" shall have the meaning set forth in Section 2.13 hereof.

                  "Affiliate" means a person or entity who directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

                  "Applicable Law" shall mean the collective reference to any law, rule, regulation, ordinance, writ, judgment, injunction, decree, determination, award or other order of any Governmental Authority, in each case excluding any and all Environmental Laws.

                  "Beneficiary" shall mean the person(s) or entity(ies) designated by an Employee or Former Employee, by operation of law or otherwise, as the party entitled to compensation, benefits, damages, insurance coverage, payments, indemnification or any other goods or services as a result of any liability or claim under any applicable welfare or benefit plan or program.

                  "Benefit Plan" shall have the meaning set forth in Section
2.10 hereof.

                  "Best Efforts" or "best efforts" shall mean diligently, promptly and in good faith taking all actions which are reasonable, necessary and appropriate to accomplish the objective requiring the use of best efforts, but shall not include any obligation (a) to make any payment, incur any costs, commit available resources, or forego the receipt of any payment, which in any case is material in amount in light of the required objective, (b) to initiate any lawsuit or other proceeding to achieve the required objective, or (c) to take any action which is unlawful.

                  "Closing" and "Closing Date" shall have the meanings set forth in Section 4.01 hereof.

                  "Code" shall mean the Internal Revenue Code of 1986, as amended.

                  "Common Stock" shall have the meaning set forth in the recitals hereof.

                  "Contracts" shall have the meaning set forth in Section 2.08 hereof.

                  "Control" (including the terms "controlling", "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the person, whether through stock ownership, voting rights, governing boards or otherwise.

                  "Customer" shall have the meaning set forth in Section 2.22 hereof.

                  "Damages" shall mean any and all losses, claims, demands, damages, liabilities, obligations, costs and expenses, including without limitation, reasonable fees and disbursements of counsel (however sustained or incurred, including, without limitation, in any action or proceeding involving any third party or involving any other party to this Agreement) sustained or incurred by or claimed against the Purchaser Indemnified Parties (or any of them) or the Seller Indemnified Parties (or any of them), as the case may be, and other reasonable out-of-pocket costs and expenses incurred in connection with investigating or defending any action, suit or proceeding, commenced or threatened, but excluding punitive or consequential losses or damages.

                  "Determination" shall mean (a) the final non-appealable judgment by a court of competent jurisdiction or arbitrator with respect to any claim covered by Section VIII hereof or (b) a compromise and settlement agreement executed and delivered by both the Indemnitor and the Indemnitee with respect to any claim covered by Section VIII.

                  "Determination Date" shall mean the date the Determination is final, legally binding, and non-appealable.

                  "Employees" shall mean all individuals with whom a Group Member maintains, on the Closing Date, an employer-employee relationship, including any individuals on lay-off, disability or leave of absence, whether paid or unpaid.

                  "Environmental Laws" shall have the meaning set forth in
Section 2.14(c) hereof.

                  "Environmental Permits" shall have the meaning set forth in
Section 2.14(c) hereof.

                  "ERISA" shall have the meaning set forth in Section 2.10(a) hereof.

                  "Financial Statements" shall have the meaning set forth in
Section 2.04 hereof.

                  "Former Employees" shall mean all individuals as to whom an employer-employee relationship with any Group Member existed prior to the Closing Date, but does not exist on the Closing Date, who remain entitled to benefits under any applicable welfare or benefit plan or program.

                  "GAAP" shall mean generally accepted accounting principles.

                  "Governmental Authority" shall mean the collective reference to any court, tribunal, government, or governmental agency, authority or instrumentality, domestic or foreign.

                  "Group" shall mean the Company and its Subsidiaries, taken as a whole.

                  "Group Member" shall mean, individually, the Company and each of its Subsidiaries.

                  "Indemnification Matter" shall have the meaning set forth in
Section 8.03 hereof.

                  "Knowledge of the Parent" shall mean, with respect to a particular fact or other matter, that (i) an individual who is a director or executive officer of the Parent, the Seller, the Company or any Group Member is actually aware of such fact or other matter or (ii) a reasonably prudent individual in the satisfaction of his or her duties as a director or executive officer of the Parent, the Seller, the Company or any Group Member would be reasonably expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonable investigation.

                  "Knowledge of the Purchaser" shall mean, with respect to a particular fact or other matter, that (i) an individual who is a director or executive officer of the Purchaser is actually aware of such fact or other matter or (ii) a reasonably prudent individual in the satisfaction of his or her duties as a director or executive officer of the Purchaser would be reasonably expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonable investigation.

                  "Lien" shall mean any lien, mortgage, pledge, encumbrance, charge or other security interest or restriction on transfer of any kind or nature whatsoever.

                  "Managed Company" shall have the meaning set forth in Section
2.01 hereof.

                  "Material Adverse Effect" shall mean a material adverse effect on the assets, properties, businesses, results of operations or financial condition of the Group, taken as a whole.

                  "Permits" shall have the meaning set forth in Section 2.14(b) hereof.

                  "Permitted Liens" shall mean:

                           (a) Liens for Taxes not yet due or which are being
contested in good faith by appropriate proceedings, provided that adequate reserves with respect to contested Taxes are set forth in the Financial Statements with respect to periods through the respective dates thereof or, with respect to any periods thereafter, maintained on the books of any Group Member, and in any case are included in the determination of Current Liabilities;

                           (b) pledges or deposits made in the ordinary course
of business in connection with workers' compensation, unemployment insurance and other social security legislation;

                           (c) easements, rights-of-way, restrictions and other
similar encumbrances previously incurred in the ordinary course of business which, in respect of properties or assets of the Group are not material, and which, in the case of such encumbrances on the assets or properties of any Group Member, do not materially detract from the value of any such properties or assets or materially interfere with any present or currently proposed use of such properties or assets;

                           (d) carriers', warehousemen's, mechanics',
materialmen's, repairmen's or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 90 days or which are being contested in good faith by appropriate proceedings;

                           (e) deposits to secure the performance of bids,
contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

                           (f) statutory and contractual Liens on the property
of any Group Member in favor of landlords securing leases; and

                           (g) Liens in existence on the Closing Date listed on
Schedule 2.07 hereto.

                  "Purchaser Indemnified Parties" shall have the meaning set forth in Section 8.01 hereof.

                  "Prohibited Liabilities" has the meaning set forth in Section
1.06 hereof.

                  "Schedules" shall mean the Schedules attached hereto and made a part of this Agreement.

                  "Seller Indemnified Parties" shall have the meaning set forth in Section 8.02 hereof.

                  "Seller Tax Periods" shall mean and include any and all periods ending on or before the Closing Date, and in addition, the portion of any taxable period that includes, but does not end on or before, the Closing Date that consists of a partial period deemed to end on the Closing Date; provided that in the case of any Seller Tax Period that does not end on or before the Closing Date, for purposes hereof the books and records of the relevant Group Member(s) shall be deemed to have been closed at and as of the Closing Date.

                  "Shares" shall have the meaning set forth in the recitals hereof.

                  "Subject Employees" shall have the meaning set forth in
Section 2.09 hereof.

                  "Subsidiary" and "Subsidiaries" shall have the meanings set forth in Section 2.01 hereof.

                  "Taxes" shall have the meaning set forth in Section 2.05 hereof.

                  "Tax Claim" shall have the meaning set forth in Section 8.03 hereof.

                  "Tax Returns" shall have the meaning set forth in Section 2.05 hereof.

                  "Tax Sharing Agreement" shall mean the practice employed by the Parent in causing the Seller and each of the Group Members to pay to the Parent or to the Seller the separate company liability of each Group Member in respect of the consolidated Federal income Tax and state income Tax liabilities of the Parent's or the Seller's Tax group, as applicable.

                  "Y2K-compliant" shall mean able to provide specific dates and calculate spans of dates, and to record, store, process and provide true and accurate dates and calculations for dates and spans of dates within and between the twentieth and twenty-first centuries prior to, including and following January 1, 2000, including by: (i) correctly processing day and date calculations; (ii) recognizing September 9, 1999 and January 1, 2001 as valid dates; (iii) recognizing the year 2000 as a leap year having 366 days, and correctly processing February 29, 2000 as a valid leap year date; (iv) employing only four-digit year representations in software, components and systems owned or operated in connection with the Company and its Subsidiaries; and (v) incorporating interface programs sufficient to translate accurately to four-digit format (without any burden of interpretation) any two-digit year representations included in software, components or systems, including but not limited to external databases, data warehouses, software systems and user interfaces that send data to or receive data from software, components or systems used in the Business.


                                      * * *

                  IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first above written.

                                            SELLER:

                                            NC RESOURCES, INC.



                                            By:
                                                --------------------------------
                                                Name:  Robert C. Campbell
                                                Title: Vice President


                                            PARENT:

                                            NOVACARE, INC.



                                            By:
                                                --------------------------------
                                                Name:  Timothy E. Foster
                                                Title: Chief Executive Officer


                                            PURCHASER:

                                            CHANCE MURPHY, INC.



                                            By
                                                --------------------------------
                                                Name:  Taylor Pickett
                                                Title: Co-President

                               AMENDMENT NO. 1 TO
                            STOCK PURCHASE AGREEMENT


                  AMENDMENT NO. 1 made as of June 1, 1999 ("Amendment No. 1"), by and among NovaCare, Inc., a Delaware corporation ("Parent"), NC Resources, Inc., a Delaware corporation (the "Seller"), and Chance Murphy, Inc., a Delaware corporation (the "Purchaser"), to the Stock Purchase Agreement, dated as of June 1, 1999, by and among the Parent, the Seller and the Purchaser (the "Stock Purchase Agreement").


                              W I T N E S S E T H:


                  WHEREAS, the parties hereto have entered into the Stock Purchase Agreement pursuant to which, among other things, the Seller sold to the Purchaser, and the Purchaser acquired from the Seller, all of the issued and outstanding shares of common stock, $.01 par value per share, of NovaCare, Inc., a Pennsylvania corporation (the "Company"); and

                  WHEREAS, the parties hereto desire to amend the Stock Purchase Agreement as hereinafter set forth.

                  NOW THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

                  1. Defined Terms. All capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Stock Purchase Agreement.

                  2. Amendment to Stock Purchase Agreement. A new Section 7.14 is hereby added to the Stock Purchase Agreement as follows:

                  7.14 Agreements Regarding Accounts Receivable.

                  (a) The Purchaser (as applicable, on behalf of itself and the Eastern Subsidiaries (as defined in the Consent)) hereby agrees, in each case subject to Section 2(b) of the Consent and to paragraph (d) of Exhibit 1 of the Consent, as follows:

                  (i) the Purchaser acknowledges and agrees to the existence and continuation of the first priority perfected security interest of the Agent for the benefit of the Banks in the Designated Accounts Receivable (as defined in the Consent) and proceeds thereof;

                  (ii) the Purchaser and each of the Eastern Subsidiaries agrees that the Designated Accounts Receivable following the Closing shall be collected by

         Parent or its designated subsidiary as agent of the Company and as agent of each other Eastern Subsidiary which is the owner or payee of a Designated Account Receivable (all subject to the continuing first priority perfected Liens on the Designated Accounts Receivable of the Agent for the benefit of the Banks), with the proceeds thereof being deposited and disbursed in accordance with the terms of Exhibit 1 of the Consent, with the terms of such Exhibit 1 being hereby expressly acknowledged and agreed to by Purchaser and each Eastern Subsidiary, subject to their rights under Section 2(b) of the Consent;

                  (iii) the Purchaser and each Eastern Subsidiary agrees that, except as permitted by the Consent, there will be no other Liens on the Designated Accounts Receivable, that the Purchaser shall not and shall not permit any Eastern Subsidiary to directly or indirectly voluntarily compromise any Designated Account Receivable, and that the Purchaser shall not and shall not permit any Eastern Subsidiary to transfer, sell, assign, or dispose of any of the Designated Accounts Receivable to any person other than Parent or a subsidiary of Parent;

                  (iv) the Purchaser and each Eastern Subsidiary agrees that to the extent that the Purchaser or any Eastern Subsidiary receives any payments or other consideration from any account debtor of any Designated Accounts Receivable, such payments or other consideration shall be automatically assumed to be applied and shall be applied to satisfy any outstanding account receivable of such account debtor constituting a Designated Account Receivable (even in the event that such account debtor has an outstanding account payable to the Purchaser or any Eastern Subsidiary, unless an account debtor in good faith specifies that a payment is in respect of a particular account receivable because it has a bona-fide dispute with the payment of the Designated Account Receivable, in which event, with the prior written consent of the Agent, amounts paid by an account debtor disputing a Designated Account Receivable may be retained by the applicable Eastern Subsidiary or if not consented to by the Agent, then amounts paid by an account debtor disputing a Designated Account Receivable shall be deposited into an escrow account, subject to terms and conditions, including the release of such account, to be reasonably satisfactory to the Agent);

                  (v) the Purchaser agrees that until such time as Parent has paid to Purchaser the final installment of the Guaranteed Amount and the Purchaser has caused the applicable Eastern Subsidiaries to have transferred good and marketable title (free and clear of any Liens, other than as permitted by the Consent) to Parent or its designated subsidiary of all outstanding Designated Accounts Receivable, the Purchaser shall not sell, transfer, assign or otherwise dispose of the Company or any of the Eastern Subsidiaries which is the owner or the payee of any of the Designated Accounts Receivable; and

                  (vi) the Purchaser agrees to automatically, without demand or other action and without asserting any right of setoff, to cause each applicable Eastern Subsidiary to transfer good and marketable title (free and clear of any Liens, other than as permitted by the Consent) to the outstanding Designated Accounts Receivable to Parent or a designated subsidiary of Parent on the date that the Purchaser receives from Parent the final installment of the Guaranteed Amount, whether or not the Purchaser or any Eastern Subsidiary has any pending, foreseen or unforeseen claims for indemnification or any other claim of any nature against Parent or any subsidiary of Parent.

                  (b) Parent and the Seller hereby agree that their recourse under this Section 7.14 shall be limited solely to the amount of the outstanding Designated Accounts Receivable and proceeds thereof and shall be subordinate in all respects to the rights therein of the Agent and the Banks.

                  3. Miscellaneous.

                  (a) The parties hereto further agree that all notices, requests or instructions under this Amendment No. 1 or any other agreement made between the parties hereto in connection with the Stock Purchase Agreement shall be in writing and delivered in accordance with
         Section 10.01 of the Stock Purchase Agreement.

                  (b) Except as specifically amended herein, the Stock Purchase Agreement shall remain in full force and effect in accordance with its terms. In the event of irreconcilable inconsistencies between the terms of this Amendment No. 1 and the terms of the Stock Purchase Agreement, the terms of this Amendment No. 1 shall control.

                  (c) This Amendment No. 1 shall be binding upon the parties hereto and their respective successors and assigns.

                  (d) This Amendment No. 1 may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.



                                      * * *

                  IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be duly executed on the date first above written.

                                            NC RESOURCES, INC.



                                            By:
                                               --------------------------------
                                               Name:  Robert C. Campbell
                                               Title: Vice President


                                            NOVACARE, INC.



                                            By:
                                               --------------------------------
                                               Name:  Timothy E. Foster
                                               Title: Chief Executive Officer


                                            CHANCE MURPHY, INC.



                                            By
                                               --------------------------------
                                               Name:  Taylor Pickett
                                               Title: Co-President